Exhibit 2.2

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BETWEEN

SUMMER WEALTH MANAGEMENT, LLC,

AS SELLER

AND

TECTONIC HOLDINGS LLC,

AS PURCHASER

i

4.7	Independent Investigation	21
4.8	Financing	21
4.9	No Other Representations and Warranties	21

ARTICLE V SURVIVAL OF REPRESENTATIONS AND WARRANTIES		22

ARTICLE VI COVENANTSAND ADDITIONAL AGREE MENTS		22

6.1	Due Diligence Review; Access to Information	22
6.2	Notifications	23
6.3	Employee Matters	23
6.4	Confidentiality	23
6.5	Tax Matters	23
6.6	Expenses	24
6.7	Publicity	24
6.8	Conduct of the Business	24
6.9	Client Consents	26
6.10	Further Assurances	26
6.11	Kissinger Division	26
6.12	Governmental Approvals and Consents	26
6.13	Retained Rights and Liabilities; Litigation Cooperation	28
6.14	Closing Conditions	28
6.15	Disclosure Schedules	28
6.16	No Shopping	29

ARTICLE VII INDEMNIFICATION		29

7.1	Indemnification by Seller	29
7.2	Indemnification by Purchaser	30
7.3	Requests for Indemnification	31
7.4	Right to Set Off; Insurance, Tax and Other Benefits	32
7.5	Exclusivity	33
7.6	Payments; Adjustment to Purchase Price	33

ARTICLE VIII TERMINATION		33

8.1	Termination	33
8.2	Effect of Termination	34

ARTICLE IX MISCELLANEOUS		34

9.1	Notices	34
9.2	Amendment and Waiver	35
9.3	Headings	36
9.4	Severability	36
9.5	Governing Law	36
9.6	Counterparts; Electronic Signatures	36
9.7	Remedies	36
9.8	Dispute Resolution	36
9.9	Entire Agreement	37
9.10	Binding Effect; Persons Benefiting; Assignment	37
ii

9.11	Interpretation	38
9.12	No Third-party Beneficiaries	38
9.13	Specific Performance	38
iii

 PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is entered into as of August 3, 2016 (the “Effective Date”), by and between Summer Wealth Management, LLC, a Delaware limited liability company (“Seller”) and Tectonic Holdings LLC, a Texas limited liability company, (“Purchaser” and together with Seller, the “Parties”).

RECITALS:

A.          Seller owns 100% of the membership interests (the “Interests”) in: (i) Sanders Morris Harris LLC, a Texas limited liability company and registered investment adviser and broker dealer under the SEC (as defined herein) and FINRA (as herein defined), respectively (“SMH”, which shall include all business of or related to Don A. Sanders that is operated though SMH, (ii) SMH Capital Advisors, LLC, a Texas limited liability company and registered investment adviser under the SEC (as defined herein) (“SMHCA”, and together with SMH, the “SM Companies”), (iii), and Miller-Green Financial Services LLC, a Texas limited liability company (“Miller Green”, and together with the SM Companies, the “Companies”, and each individually, a “Company”).

B.         SMH owns 100% of the membership interests in HWG Insurance Agency LLC, a Texas limited liability company acting as an insurance agency regulated by the Texas Department of Insurance (“HWG”, and together with the Companies, the “Subject Companies” and each a “Subject Company”), and up to and through the consummation of the transactions contemplated by this Agreement, such interests will be owned by SMH.

C.          Seller desires to sell the Interests to Purchaser, and Purchaser desires to purchase the Interests from Seller, on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
BASIC TRANSACTION

1.1	Purchase and Sale of Interests.

(a)          Subject to the terms and conditions of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Interests, free and clear of all Liens (other than Permitted Liens (as defined below)), for the consideration specified in Sections 1.1(b) – (d). The Parties agree that the Interests shall not include the Kissinger Division and the Retained Rights and Liabilities (to the extent such Retained Rights and Liabilities can be assigned prior to Closing), both of which shall be distributed or removed from the Subject Companies as required on or before the Closing and retained by Seller or its Affiliate at and after the Closing.

(b)        The aggregate consideration being paid for the Interests in connection with the Closing (the “Initial Closing Consideration”), subject to adjustment after the Closing (as hereinafter defined) as provided in Sections 1.1(b) and (c), is an amount, in cash or immediately available funds, equal to the Estimated Net Capital, as the same may be adjusted herein (as so adjusted, the “Purchase Price”). Net Capital shall be subject to an adjustment as further provided in this Section 1.1(b).

(i)	Post Closing Adjustment.

(A)           At least seven Business Days before the Closing, Seller shall prepare and deliver to Purchaser a statement setting forth its good faith estimate of the Minimum Net Capital and Excess Net Capital (together, the “Estimated Net Capital”), a reasonably detailed calculation of Estimated Net Capital (the “Estimated Net Capital Statement”) prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the most recent monthly Focus Report (United States Securities and Exchange Commission Form X-17A-5) (a “Focus Report”) as if such Estimated Net Capital Statement was being prepared as of the Closing Date, which shall include the following adjustments: any and all accruals necessary to ensure all expenses that have been incurred, but not paid, are reflected in the Estimated Net Capital (including prorated franchise, other taxes and expenses, accrued but unpaid severance as set forth herein, etc.), but only to the extent such adjustments are prepared in accordance with GAAP, for the periods prior to and through the date of the calculation of Estimated Net Capital (herein, “Normal Adjustments”). For the avoidance of doubt, Estimated Net Capital shall give effect to (and be reduced by) Seller’s good faith estimate of the dividend of Excess Net Capital to be made immediately prior to Closing pursuant to Section 1.1(e).

(B)           Within 60 days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth its good faith calculation of Net Capital and the Post-Closing Adjustment (as defined below) (the “Net Capital Statement”) prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the most recent monthly Focus Report as if such Net Capital Statement was being prepared as of the Closing Date, which shall include Normal Adjustments.

(C)          The post-closing adjustment shall be an amount equal to the Net Capital minus the Estimated Net Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Purchaser shall pay to Seller, by wire transfer of immediately available funds, an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Purchaser, by wire transfer of immediately available funds, an amount equal to the Post-Closing Adjustment.

Purchase and Sale Agreement

(D)           The Net Capital Statement shall be final and binding on Seller, unless within 30 Business Days following the date of delivery of the Net Capital Statement, Seller notifies Purchaser in writing (a “Section 1.1(b) Objection Notice”) that Seller does not accept as correct the calculation of Net Capital (as shall be specified therein) and the resulting Post Closing Adjustment, as reflected in the Net Capital Statement. If Seller timely delivers a Section 1.1(b) Objection Notice, then Purchaser and Seller shall attempt in good faith to reach agreement as to the calculation of Net Capital and the resulting Post-Closing Adjustment. If within 20 Business Days following delivery of a Section 1.1(b) Objection Notice, the Parties have not reached agreement as to the calculations mentioned above, then Purchaser and Seller shall promptly designate an accounting firm of nationally or regionally recognized standing (the “Independent Accountant”) and not having any material business relationship with any of the Parties (and they shall promptly disclose any such relationships to the other), which (acting as an expert and not as an arbitrator) shall be instructed to make, as soon as practicable after the matter is referred to such accounting firm, its calculation of Net Capital and the resulting Post-Closing Adjustment (if any). If unresolved disputed items are submitted to the Independent Accountant, Purchaser and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Purchaser and Seller, and not by independent review. The determination of Net Capital by such accounting firm shall be final and binding on the Parties (“Independent Post-Closing Determination”). The fees and expenses of the Independent Accountant with respect to this Section 1.1(b)(i)(D) (the “Independent PCA Fees”), shall be borne one-half by Seller and one-half Purchaser, provided, however, if the Independent Accountant determines that the amount of the Net Capital or Post-Closing Adjustment has been understated or overstated by 5% or more, Purchaser or Seller, respectively, shall be solely responsible for full payment of the Independent PCA Fees.

(E)            Payment of the Post-Closing Adjustment (if any) shall be paid in full by Purchaser or Seller (as determined in accordance with Section 1.1(b)(i)(C)), promptly (and in any event within ten Business Days (as hereinafter defined)) after the Post-Closing Adjustment becomes final and binding pursuant to sub-paragraph (D) above, unless Seller delivers a Section 1.1(b) Objection Notice, in which case the Post-Closing Adjustment shall be paid within ten Business Days following the Independent Post-Closing Determination.

(c)          The Initial Closing Consideration shall be subject to upward adjustment (the “Earn-Out Adjustment”) following the Closing in accordance with this Section 1.1(c).

(i)           Core Earn-Out. As additional consideration and an increase in the Purchase Price for the Interests, at such times provided in Section 1.1(c)(vi), Purchaser shall pay to Seller with respect to each Earn-Out Period an amount, if any (each, a “Core Earn-Out Payment”), equal to twenty percent (20%) of the Excess Revenues for such Earn-Out Period.

Purchase and Sale Agreement

(ii)          Miller Green Earn-Out. As additional consideration and an increase in the Purchase Price for the Interests, at such times provided in Section 1.1(c)(vi), Purchaser shall pay to Seller with respect to each Earn-Out Period an amount, if any (each, a “MG Earn-Out Payment”, and together with the Core Earn-Out Payment for such Earn-Out Period, the “Earn-Out Payment”), equal to fifty percent (50%) of all MG Revenues for such Earn-Out Period that exceed MG Actual Costs (defined below). By way of example, in the event that MG Revenues are $500,000 for a particular Earn-out Period and MG Actual Costs are $392,000, then the MG Earn-Out Payment due to Seller would be $54,000, which is equal to 50% of the MG Revenues that exceed $392,000. “MG Actual Costs” is defined as the actual current, recurring costs of MG (which shall include the lease payment (net of any amounts received by Purchaser or its Affiliates pursuant to a sublease or similar arrangement with any third party with respect to the former Miller-Green office space), existing contract payments, etc.) and the pay-out, at not more than 35% of revenues, on the MG Revenues being paid to registered representatives to support such MG Revenues, provided that, in the event that the actual, recurring costs are reduced before or after the Closing, the MG Actual Costs shall be reduced on a dollar-for-dollar basis.

(iii)        SMWI Earn-Out. As additional consideration and an increase in the Purchase Price for the Interests, at such times provided in, and subject to the terms and conditions of, the SMWI Purchase Agreement, Purchaser shall pay to Seller an amount, if any (the “SMWI Earn-Out Payment”), equal to the Reversionary Interest upon the occurrence of the actions or events causing the SMWI Earn-Out Payment to become due and payable, Purchaser shall pay Seller such SMWI Earn-Out Payment to be paid within ten Business Days of the occurrence of such event. For the avoidance of doubt, after Closing, SMH shall continue to own the SMWI Purchase Agreement, with any and all rights and obligations thereunder, with the sole exception of Seller’s right to receive the SMWI Earn-Out Payment pursuant to its Reversionary Interest.

(iv)          The Earn-Out Adjustment (if any) shall be paid to Seller, 100% in cash or immediately available funds.

Purchase and Sale Agreement

(v)          Not later than 45 days after the end of the applicable Earn-Out Period, Purchaser shall prepare and deliver to Seller a written statement (the “Earn-Out Calculation Statement”), setting forth in reasonable detail the calculation of Excess Revenues and MG Revenues for the applicable Earn-Out Period and the resulting Earn-Out Payment (if any). The Earn-Out Calculation Statement shall be final and binding on Seller, unless within 20 Business Days following the date of delivery of the Earn-Out Calculation Statement, Seller notifies Purchaser in writing (a “Section 1.1(c) Objection Notice”) that Seller does not accept as correct the calculation of Excess Revenues or MG Revenues (as shall be specified therein) for such Earn-Out Period and the resulting Earn-Out Payment as reflected in the applicable Earn-Out Calculation Statement. If Seller timely delivers a Section 1.1(c) Objection Notice , then Purchaser and Seller shall attempt to reach agreement as to the calculation of Excess Revenues and/or MG Revenues (as applicable) for such Earn-Out Period and the resulting Earn-Out Payment. Purchaser and Seller shall each furnish to the other such work papers, schedules and other documents and information relating to the unresolved disputed items as the other Party may reasonably request. If within 20 Business Days following delivery of a Section 1.1(c) Objection Notice, the Parties have not reached agreement on it, then Purchaser and Seller shall promptly engage an Independent Accountant, which such Independent Accountant need not be the same Independent Accountant engaged in connection with the Section 1.1(b)(i)(D) and which (acting as an expert and not as an arbitrator) shall be instructed to make, as soon as practicable after the matter is referred to such accounting firm, the calculation of Excess Revenues and/or MG Revenues (as applicable) for such Earn-Out Period and the resulting Earn-Out Payment (if any). If unresolved disputed items are submitted to the Independent Accountant, Purchaser and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Purchaser and Seller, and not by independent review. The determination of Excess Revenues and/or MG Revenues (as applicable) for such Earn-Out Period by such accounting firm shall be final and binding on the Parties (“Independent Earn-Out Determination”). The fees and expenses of the Independent Accountant with respect to this Section 1.1(c)(v) (the “Independent Earn-Out Fees”) shall be borne one-half by Seller and one-half Purchaser, provided, however, if the Independent Accountant determines that the amount of the Earn-Out Payment for such Earn-Out Period has been understated or overstated by at least 5% for such Earn-Out Period, Purchaser or Seller, respectively, shall be solely responsible for full payment of the Independent Earn-Out Fees.

(vi) Any Earn-Out Payment (if any) shall be paid in full by Purchaser to Seller promptly (and in any event within ten Business Days (as hereinafter defined)) after the Earn-Out Calculation Statement for the applicable Earn-Out Period becomes final and binding pursuant to sub-paragraph (v) above, unless Seller delivers a Section 1.1(c) Objection Notice (as defined herein), in which case such Earn-Out Payment shall be paid within ten Business Days following the Independent Earn-Out Determination, provided that, in any event, any Earn-Out Payment that Purchaser is required to pay to Seller pursuant to Sections 1.1(c)(i) or (ii), shall be paid no later than 60 days after the end of the applicable Earn-Out Period.

(d)          All payments with respect to the Earn-Out Adjustment shall be treated as an adjustment to the Purchase Price.

(e)          Immediately prior to Closing, Seller shall cause the Subject Companies to make a cash dividend in an amount equal to the Excess Net Capital to Seller, to the extent permitted (the “Dividend”).

Purchase and Sale Agreement

ARTICLE II
 CLOSING

2.1          Closing. The closing of the purchase and sale of the Interests (the “Closing”) shall occur at 10:00 a.m. (Houston time) on the last day of the month in which all conditions to Closing have been satisfied, including but not limited to receipt of the last outstanding Required Approval is received as provided herein (the “Closing Date”). At the Closing, (a) Seller will deliver to Purchaser an assignment of the Interests in the form attached hereto as Exhibit B (an “Assignment of Interest”), and (b) Purchaser shall deliver to Seller the Initial Closing Consideration as described in Section 2.2(a).

2.2          Conditions to Seller’s Obligations. Seller’s obligations to complete the sale and purchase of the Interests shall be subject to the following conditions:

(a)          receipt by Seller of the Initial Closing Consideration in cash or immediately available funds to an account of Seller, such account as designated in writing by Seller to Purchaser no later than two Business Days prior to the Closing Date;

(b)          the accuracy in all material respects of the representations and warranties made by Purchaser (or if such representation or warranty is expressly qualified by “materiality” or “Material Adverse Effect,” or words of similar import, then in all respects) as of the date of this Agreement and as of the Closing, except as if expressly made as of a specific date, then, only as of such date;

(c)          Purchaser’s execution and delivery to Seller of a Transitional Services Agreement, with certain terms as specifically provided on Exhibit C, and in form and substance as mutually agreed upon by the Parties prior to Closing (the “Transitional Services Agreement”);

(d)          SMH’s execution and delivery to Seller of a Sublease Agreement, with certain terms as specifically provided on Exhibit D, and in form and substance as mutually agreed upon by the Parties prior to Closing (the “Sublease Agreement”);

(e)          receipt by Seller of a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, certifying (i) that the Closing of the transactions contemplated herein have been duly authorized by Purchaser, (ii) the accuracy in all material respects of the representations and warranties made by Purchaser, and (iii) the fulfillment of those undertakings of Purchaser to be fulfilled prior to or at the Closing in all material respects;

(f)          the Financial Industry Regulatory Authority (“FINRA”) not having imposed any condition on the operation of SMH pursuant to NASD Conduct Rule 1017(c)(1) or 1017(g) and based on the standards in NASD Rule 1014 that is not reasonably acceptable to Seller;

(g)          receipt by Seller of the Purchaser Required Governmental Approvals;

(h)          receipt by Seller of Seller Required Approvals from Governmental Entities necessary to consummate the Kissinger Spinout; and

Purchase and Sale Agreement

(i)          receipt by Seller of such other documents, agreements, certificates and instruments as Seller reasonably requests and as may be necessary or proper to transfer to Purchaser the Interests and consummate the transactions set forth in this Agreement.

2.3           Conditions to Purchaser Obligations. Purchaser’s obligation to complete the sale and purchase of the Interests shall be subject to the following conditions:

(a)           Seller’s execution and delivery to Purchaser of an Assignment of Interest;

(b)         the accuracy in all material respects of the representations and warranties made by Seller, after giving effect to any Schedule Supplements, (or if such representation or warranty is expressly qualified by “materiality” or “Material Adverse Effect,” or words of similar import, then in all respects) as of the date of this Agreement and as of the Closing, except as if expressly made as of a specific date, then, only as of such date;

(c)           Seller’s execution and delivery of the Sublease Agreement to Purchaser;

(d)           Seller’s execution and delivery of the Transitional Services Agreement;

(e)           Seller’s completion of the personnel changes and other changes as provided on Schedule 6.3 in accordance with Section 6.3;

(f)           the Financial Industry Regulatory Authority (“FINRA”) has not imposed any condition on the operation of SMH pursuant to NASD Conduct Rule 1017(c)(1) or 1017(g) and based on the standards in NASD Rule 1014 that is not acceptable to Purchaser;

(g)           receipt by Purchaser of the Seller Required Approvals;

(h)          there shall not be any claim or threatened claim by any third party asserting that such third party (a) is the holder or the beneficial owner of any equity interest of any of the Subject Companies or (b) is entitled to any portion of the Purchase Price;

(i)           neither the consummation nor the performance of the transactions contemplated by this Agreement will directly or indirectly conflict with, violate or cause Purchaser to suffer any adverse consequences under (a) any applicable Law or Governmental Order or (b) any Law or Governmental Order that has been published, introduced, or otherwise proposed by or before any Governmental Entity.

(j)          Since the Latest Balance Sheet Date, the Subject Companies, considered in the aggregate, have not suffered any change or event and no circumstance exists that would have a Material Adverse Effect on the Subject Companies, considered in the aggregate, other than such changes, events or circumstances that result from (i) any change or changes in general economic, industry or political conditions, (ii) acts of war or terrorism that do not disproportionately affect the Subject Companies in any material respect, (iii) the entry into, or the announcement or notification of, the transactions contemplated in this Agreement, including without limitation, loss of Clients (defined below), (iv) changes in major stock market indexes, (v) employees who resign after announcement of the transactions contemplated in this Agreement and any loss of Clients that occur or result following such resignations, or (vi) changes in Laws or changes in GAAP or in interpretations thereof as applied to the Subject Companies. Any determination as to whether any change, event or circumstance had or would have a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, event or circumstance.

Purchase and Sale Agreement

(k)          receipt by Purchaser of evidence of the consummation of the Kissinger Spinout;

(l)           receipt by Purchaser of releases of the Liens arising under the Credit Agreement;

(m)         a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, certifying (i) that the Closing of the transactions contemplated herein have been duly authorized by Seller (ii) the accuracy in all material respects of the representations and warranties made by Seller, and (iii) the fulfillment of those undertakings of Seller to be fulfilled prior to or at the Closing; and

(n)          receipt by Purchaser of such other documents, agreements, certificates and instruments as Purchaser reasonably requests and as may be necessary or proper to transfer to Purchaser the Interests and consummate the transactions set forth in this Agreement.

ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF SELLER

Seller, hereby represents and warrants to Purchaser, as of the Effective Date and as of the
Closing Date, except as set forth on the Disclosure Schedules (as hereinafter defined), as follows:

3.1          Organization, Existence, and Qualification of the Subject Companies. Each of the Subject Companies is a limited liability company duly organized and in good standing under the Laws of the State of Texas and has all requisite limited liability company power and authority to carry on its business as it is now being conducted and to own, lease, and operate all of its respective properties and assets (as applicable to each Subject Company, its “Business”). Each of the Subject Companies is duly qualified to do business and is in good standing in each other jurisdiction in which qualification is required, except where the failure to be so qualified will not have a Material Adverse Effect (as hereinafter defined). Each of the Companies has delivered to Purchaser a true and correct copy of its certificate of formation and limited liability company agreement.

3.2           Authority, Due Execution, Delivery, and Performance of the Agreement of Seller.

(a)          Seller is a limited liability company duly organized and in good standing under the Laws of the State of Delaware. Seller has full limited liability company power and authority to enter into this Agreement and perform the transactions contemplated in this Agreement. This Agreement has been duly authorized by all action of Seller, and at the Closing will have been duly executed and delivered by Seller.

Purchase and Sale Agreement

(b)          The execution, delivery, and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated herein will not (i) result in the creation of any Lien upon any assets of any Subject Company pursuant to the terms or provisions of, or conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which a Subject Company or Seller is a party or by which a Subject Company or any of its properties may be bound or affected, and in each case which individually or in the aggregate is not reasonably likely to have a material adverse effect on the condition (financial or otherwise), properties, business, prospects, or results of operations of a Subject Company (a “Material Adverse Effect”), (ii) violate any statute or any authorization, judgment, decree, order, rule or regulation of any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction (a “Governmental Entity”) applicable to Seller or the Subject Companies or any of their respective properties or (iii) contravene, conflict with or violate (A) any organizational document of Seller or any of the Subject Companies or (B) any resolution adopted by the board of directors, manager, shareholders or members (or Persons exercising similar authority) of Seller or any of the Subject Companies. Except as provided on Schedule 3.2(b) (the “Seller Required Approvals”), no material consent, order, approval, waiver or authorization of, or registration, application, declaration or filing with, any Person (including any Governmental Entity) is required with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the obligations of Seller contemplated in this Agreement, except for cases, considered individually and in the aggregate, in which any failure to make such registration, application, declaration or filing or to obtain any such consent, order, approval, waiver or other authorization is not reasonably likely to have a Material Adverse Effect.

(c)         Upon Seller’s execution and delivery, and assuming the valid execution hereof by Purchaser, this Agreement will constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

3.3         Capitalization. Seller is the sole member of each of the Companies, and SMH is the sole member of HWG. The issued and outstanding membership interests of each of the Companies, comprising the Interests, and of HWG, are uncertificated. Except as set forth on Schedule 3.3, no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire membership interest or other equity interests of any Subject Company will be outstanding as of the Closing Date. The outstanding membership interests of each Subject Company have been duly authorized and issued in compliance with the respective limited liability company agreement and other governing documents, and all applicable laws, statute, ordinance, rule, code or regulation enacted or promulgated, or order, directive, instruction or other legally binding guideline or policy (“Laws”) issued or rendered by, any Governmental Entity (as hereinafter defined), and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase such membership interests. There are no outstanding subscriptions, options, warrants, rights, conversion rights, rights of first refusal or other agreements or commitments obligating any of the Subject Companies to issue, sell or purchase equity or ownership interests of such Subject Company or any security convertible into equity or ownership interests or obligating such Subject Company to purchase, sell or transfer any equity or ownership interests of such Subject Company.

Purchase and Sale Agreement

3.4           Sale and Delivery of the Interests. Except for any Liens to be released on or before Closing (including, without limitation, those listed in Section 2.3(g)) Seller (i) has not pledged, sold, or encumbered the Interests (or any part thereof), (ii) is the beneficial owners of the Interests and has full authority and power to transfer the Interests to Purchaser pursuant to this Agreement, and (iii) has no outstanding obligations to any Company with respect to the Interests sold by Seller except as expressly set forth in the limited liability company agreements for each of the Subject Companies which obligations shall be satisfied prior to the Closing. Seller has, and at the Closing will transfer to Purchaser, good and valid title to the Interests, free and clear of any material lien, mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, easement, priority, assessment, security interest, lease, sublease, charge, adverse non-contingent claim, levy, or other encumbrance of any kind, excluding restrictions on transferability imposed by federal and state securities Laws and excluding restrictions arising under this Agreement (“Liens”) (other than Permitted Liens). Upon the Closing, Purchaser will receive good and valid title to the Interests, free and clear of all Liens (other than Permitted Liens). No approval or authority of any Person other than as provided in Section 3.2(b) is required for the sale of the Interests as contemplated herein. Based upon representations of Purchaser hereunder, the sale of the Interests hereunder shall be in compliance with all applicable securities Laws.

3.5            Subsidiaries. Except for (i) any investments or ownership interests held by SMH in the ordinary course of its activities as a broker-dealer or (ii) SMH holding 100% of the membership interests in HWG, none of the Subject Companies has any investments or ownership interest in any corporations, partnerships, joint ventures, or other business enterprises. To the Knowledge of Seller, none of the Subject Companies is obligated to make any investment (whether in the form of equity, loan or capital contribution) in any other Person other than those in the ordinary course of their respective Business.

3.6           No Defaults. No Subject Company is in material violation of or default under any provisions of its certificate of formation, limited liability company agreement or other organizational documents. None of the Subject Companies, and to the Knowledge of Seller, nor any party thereto, is in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit, or other instrument to which a Subject Company is a party or by which a Subject Company, or any of its properties are bound; and there does not exist any state of facts which, with notice or lapse of time or both, would constitute an event of default as defined in such documents on the part of a Subject Company, except for such breaches and defaults that individually or in the aggregate would not have a Material Adverse Effect. None of the Subject Companies is in violation of (a) any judgment, order, or decree by which such Subject Company or its properties is bound or (b) any statute, rule, or regulation of any Governmental Entity, in each case except for such violations that individually or in the aggregate would not have a Material Adverse Effect.

Purchase and Sale Agreement

3.7           No Actions. Except as disclosed in Schedule 3.7, there are no actions, suits or proceedings, disciplinary proceedings, or investigations of any nature pending or, to the Knowledge of Seller, threatened, by any Governmental Entity to which any Subject Company, or any partner, officer or manager of the Subject Companies is or may be a party or of which property owned or leased by any Subject Company is or may be subject (except for litigation that individually or in the aggregate would not have a Material Adverse Effect), and no material labor problem or labor disturbance with respect to a Subject Company exists or, to the Knowledge of Seller, is imminent. Except as disclosed in Schedule 3.7, none of the Subject Companies nor, to the Knowledge of Seller, investment adviser representative of a Subject Company is a party to or subject to the provisions of any injunction, judgment, decree, memorandum of understanding or similar arrangement, or order of any Governmental Entity charged with supervision or regulation of a Subject Company, including the SEC, FINRA, or any other agency responsible for the supervision or regulation of investment advisers, investment adviser representatives, broker dealers or insurance agent.

3.8           Compliance.

(a)          Except as would not have a Material Adverse Effect, the conduct of the Business of the Subject Companies has not violated, and as presently conducted does not violate, any Laws, nor has any Subject Company received any notice of any such violation which remains outstanding, except for those listed in Schedule 3.8(a).

(b)         SMHCA, SMH and MG are duly registered with the SEC as investment advisors under the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Advisers Act”). SMH is duly registered with the SEC as a broker dealer under the Securities Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”), and is a member of FINRA. Seller has furnished or made available to Purchaser a true, correct, and complete copy of (i) SMH’s, SMHCA’s and Miller Green’s current Form ADV (parts I, as filed with the SEC, and II), and has made available to Purchaser all state registration forms, all prior Form ADV filings, and all reports filed by Purchaser with the SEC under the Advisers Act and under similar state statutes since its formation and (ii) SMH’s currently effective Form BD, as filed with the SEC, and has made available to Purchaser all state registration forms and all reports filed by SMH with the SEC and FINRA since January 1, 2015, (iii) HWG is duly licensed by the Texas Department of Insurance as a property and casualty and life insurance agency, (iv) any and all material correspondence with FINRA, the SEC, the Texas State Securities Board and the Texas Department of Insurance for the past three years and (v) copies of all internal audits on the Subject Companies (whether conducted by a third party or otherwise) for the past three years.

(c)         None of the Subject Companies nor, to the Knowledge of Seller, any other person “associated” (as defined under the Advisers Act) with any Subject Company, has been convicted of any crime or is or has engaged in any conduct that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or would need to be disclosed pursuant to Rule 206(4)-4(b) thereunder, and to the Knowledge of Seller, there is no proceeding or investigation that is reasonably likely to become the basis for any such disqualification, denial, suspension or revocation.

Purchase and Sale Agreement

(d)          Each Subject Company has a written policy regarding insider trading and a code of ethics which complies in all material respects with applicable Laws, copies of which have been delivered to Purchaser. Except as provided on Schedule 3.8(d) and to the Knowledge of Seller, there have been no material violations or allegations by a Governmental Entity of material violations of such codes of ethics or insider trading policies during the twelve months preceding the Effective Date.

(e)          Each Subject Company is in possession of all permits, licenses, registrations and other authorizations and approvals material to the conduct of their respective Business as currently conducted or as proposed to be conducted (“Licenses”), and all such Licenses are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Licenses would not have a Material Adverse Effect.

(f)           Schedule 3.8(f) lists the states in which each Subject Company has made all notice filings required in connection with their status as a broker dealer or investment advisor.

(g)          Schedule 3.8(g) lists all agency licenses held by HWG in Texas and any other state of the United States, and all company appointments for HWG.

(h)          No Subject Company has been advised nor has reason to believe that it is not conducting their respective Business in compliance with all licenses, permits, and other authorizations material to the conduct of their Business and with all applicable Laws of the jurisdictions in which it is conducting Business, except where the failure to be in compliance would not have a Material Adverse Effect. No Governmental Entity has initiated any administrative proceeding or, to the Knowledge of Seller, investigation into or related to the Business of the Subject Companies. Except as set forth on Schedule 3.8(h), there is no unresolved violation, criticism, or exception made in writing by any Governmental Entity with respect to any report or statement by any Governmental Entity relating to any examination of the Subject Companies.

(i)           No Subject Company is “an investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Investment Company Act”).

3.9         Financial Statements. Seller has delivered or made available to Purchaser copies of (i) audited income, expense and cash flow statements for SMH for the years ended December 31, 2014 and 2015, (ii) unaudited income, expense and cash flow statements internally prepared consistent with prior practices of the Subject Companies, for each of SMHCA, Miller Green and HWG, for the years ended December 31, 2014 and 2015, and (iii) unaudited income, expense and cash flow statements for each Subject Company for the period ended May 31, 2016 (the “Financial Statements”). The Financial Statements listed in clause (i) in the immediately preceding sentence have been prepared in accordance with GAAP, the Financial Statements listed in clauses (ii) and (iii) in the immediately preceding sentence have been prepared consistent with prior practices of the Subject Companies. The Financial Statements have been prepared from and in accordance with the books of account and records of such Subject Company, and fairly present the financial position of such Subject Company at the dates and for the periods indicated and the consolidated results of operations of such Subject Company for the respective periods then ended, subject, in the unaudited balance sheet of such Subject Company at May 31, 2016 included in the Financial Statements (the “Latest Company Balance Sheet”), to (i) the exclusion of statements of shareholders’ equity and cash flows, (ii) year-end adjustments (which consist only of normal recurring accruals), and (iii) the absence of explanatory footnote disclosures required by GAAP. The Financial Statements do not omit to state any information necessary in order to make such Financial Statements not materially misleading.

Purchase and Sale Agreement

3.10         No Undisclosed Liabilities. Except as disclosed in Schedule 3.10, to the Knowledge of Seller, no Subject Company has any liabilities of a nature that would be required by GAAP to be shown on a balance sheet, except liabilities (i) disclosed in or reserved against on the Latest Company Balance Sheet or described in the notes thereto, (ii) arising since the date of the Latest Company Balance Sheet in the ordinary course of the Business, (iii) identified in the Disclosure Schedules, or (iv) that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

3.11         Title to Assets. Except for the assets subject to the Kissinger Spinout, included in the Retained Rights and Liabilities and as set forth on Schedule 3.11, each Subject Company has good and valid title to their respective tangible personal property and other assets in the Latest Company Balance Sheet (other than properties and assets disposed of in the ordinary course of Business since the date of the Latest Company Balance Sheet, which, in the aggregate, are not material), free of all Liens (except Permitted Liens). Such assets constitute all the assets reasonably necessary for such Subject Company to conduct its business at the time of Closing. The term “Permitted Liens” means (i) those Liens reflected in Purchaser’s latest financial statements, in the case of Purchaser and its assets or properties, or the Financial Statements, in the case of either Company or Seller, (ii) Liens for current Taxes not yet due and payable or being contested in good faith, (iii) any Liens arising under the Credit Agreement to be released prior to Closing; and (iv) other Liens (including mechanics’, couriers’, workers’, repairers’, landlords’, materialmen’s, warehousemen’s and other similar Liens) arising in the ordinary course of Business (including those arising under the Material Contracts) as would not individually or in the aggregate have a Material Adverse Effect on the value of, or adversely interfere with the use of, the property subject thereto.

3.12         Taxes and Tax Returns. Except as set forth on Schedule 3.12:

(a)           the Companies are classified as disregarded entities for U.S. federal income tax purposes;

(b)          to the Knowledge of Seller, all material U.S. federal income taxes in respect of the operations and activities of the Companies as imposed on Seller has been paid;

Purchase and Sale Agreement

(c)          all federal, state, county, and local Tax and informational returns (“Tax Returns”) required to be filed with any Governmental Entity responsible for the imposition, assessment, enforcement or collection of any Tax or to which there is an obligation by a taxpayer to report any activity or action giving rise to any Tax (a “Taxing Authority”) on or before the Closing by or on behalf of the Companies have been duly filed on a timely basis (taking into account applicable extensions) in accordance with all applicable Laws, except where the failure to file such Tax Returns would not have a Material Adverse Effect;

(d)          at the time of their filings, all such Tax Returns described above were complete and correct in all material respects, and all material Taxes shown to be due by any such Tax Return have been paid;

(e)          there are no Liens for Taxes upon any assets of the Companies, except Liens for Taxes not yet due or which are being contested in good faith;

(f)          Seller is not a “foreign person” within the meaning of Section 7701 of the Code and the Interests are not a U.S. real property interest pursuant to Section 897(c)(4) of the Code;

(g)          no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted to or applied for by the Companies; and

(h)         as to each year or period for which the statute of limitations for assessments has not yet expired as to a given Tax no Subject Company has participated in any (i) “tax shelter” within the meaning of Code Section 6111 (as in effect prior to the enactment of P.L. 108-357) or (ii) “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, other than transactions that have been adequately disclosed to the U.S. Internal Revenue Service (the “IRS”), on IRS Form 8886 (Reportable Transaction Disclosure Statement) (or predecessor form).

3.13       Litigation. Except as described in Schedule 3.13 or as would not reasonably be expected to result in a Material Adverse Effect, there is no suit, action or proceeding, or to the Knowledge of Seller, investigation pending or, to the Knowledge of Seller, threatened against any of the Subject Companies at law or in equity before or by any Governmental Entity or before any arbitrator or mediator of any kind. There is no material judgment, decree, injunction, rule or order of any Governmental Entity, arbitrator or mediator issued against any of the Companies (or to which any of them is otherwise particularly subject, but excluding rules and orders of Governmental Entities that are of general applicability).

3.14        Real Property. Schedule 3.14 sets forth any real property owned, leased or occupied by any of the Subject Companies as of the Effective Date. The operations and activities conducted by each Subject Company as of the Effective Date at these locations consists only of its Business. No material environmental permits are required for any of the Subject Companies to operate their respective Business as now or previously conducted and each of the Subject Companies has been in compliance in all material respects with all applicable environmental Laws.

Purchase and Sale Agreement

3.15         Employee Benefit Plans.

(a)          As of Closing, no Subject Company has any “employee benefit plans,” as defined in Section 3(3) of The Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), or any other material plan, contract or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation sponsored or maintained by any such Subject Company for the benefit of any current or former director, manager or officer of such Subject Company. Additionally, as of Closing none of the Subject Companies maintain, or have, any fixed or contingent liability with respect to, any employee benefit, pension or other compensation plans or arrangements.

(b)         To the knowledge of Seller, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any officer or manager of any Subject Company.

(c)         In connection with the consummation of the transactions contemplated by this Agreement, to the Knowledge of Seller, no payments of money or other property, acceleration of benefits, vesting or provision of other rights have or will be made that would result in an excess parachute payment, as defined in Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, vesting or provision to be triggered.

3.16          Material Contracts. Schedule 3.16 lists all oral and written contracts and agreements (collectively, the “Material Contracts”) to which any Subject Company is a party or by which either of their respective properties or assets are bound (other than this Agreement and the employment agreements with key employees entered into with the Subject Companies in connection with the transactions contemplated in this Agreement), of the following types:

(a)          all employment, consulting, or personal service agreements or contracts currently in full force and effect with any present or former officer, manager or principal of the Subject Companies;

(b)          all loan or credit agreements, and all bonds, debentures, promissory notes or other instruments of indebtedness, relating to the borrowing of money by the Subject Companies;

(c)          all guaranty, suretyship or similar arrangements under which the Subject Companies have guaranteed or is otherwise contingently or secondarily liable for any indebtedness, liability or obligation of any person;

(d)          all leases or subleases of material real or material personal property used in the conduct of the Business of either of the Subject Companies;

(e)          all contracts or agreements committing the Subject Companies to make a capital expenditure in excess of $25,000 in any fiscal year;

(f)         all contracts, agreements with or commitments to any Person containing any provision or covenant relating to any indemnification or holding harmless by the Subject Companies creating obligations of $25,000 in any fiscal year or more with respect to any such contract, agreement or commitment;

Purchase and Sale Agreement

(g)         all contracts, agreements and undertakings with any Governmental Entity or other Person that contain any provision or covenant limiting (x) the ability of the Companies to engage on any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person or (y) the ability of any Person to compete with or obtain material products or services from the Companies, including any such restrictions that may have been imposed by FINRA; and

(h)          all contracts or agreements by and between or among any Affiliate of Seller, other than a Subject Company, and any Subject Companies.

Seller has delivered to Purchaser a true and correct copy of each Material Contract. Each Material Contract is in full force and effect and is valid and binding on the Subject Companies, as applicable, and, to the Knowledge of Seller, the counterparties to such Material Contract. The Subject Companies have performed in all material respects all obligations required to be performed by it to date under each Material Contract, as applicable. No Subject Company is, and to the Knowledge of Seller, no other party to any Material Contract is, in violation or breach of or in default under such Material Contract, or with or without notice or lapse of time or both, would be in violation or breach of or in default under any such Material Contract, except for violations, breaches or defaults which, individually or in the aggregate, would have a Material Adverse Effect. Notwithstanding anything to the contrary herein, Material Contracts shall not include, or be deemed to include, any Immaterial Contracts.

3.17         Bank Accounts. Schedule 3.17 lists each bank, trust company or similar institution with which each of the Subject Companies maintains an account or safe deposit box, and accurately identifies each such account or safe deposit box by its number or other identification and the names of all individuals authorized to draw thereon or have access thereto.

3.18         Officers and Employees. Schedule 3.18 accurately lists by name and title all officers and managers of each Subject Company and sets forth with respect to each such officer or manager and his or her position, compensation and years of service with a Subject Company, including any of those contemplated to be severed on or before the Closing. The Subject Companies have no direct employees but utilize the employees of an Affiliate of Seller.

3.19          Brokers. Neither Seller, nor any of the Subject Companies is a party to or in any way obligated under any contract or other agreement, and there are no outstanding claims against any, for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

3.20         Books and Records. To the Knowledge of Seller, the books and records of the Subject Companies are in all material respects complete and correct and have been maintained in accordance with good business practice and reflect a true record of all minutes of meetings or proceedings of, or written consents of, its managers and members.

Purchase and Sale Agreement

3.21       Disclosure. To the Knowledge of Seller, no representation or warranty or other statement made by Seller in this Agreement, the Disclosure Schedule or any Schedule Supplements, or otherwise delivered or provided in connection with this Agreement contains any untrue statement of material fact or omits to state a material fact that would reasonably be expected to make the statements in this Agreement or therein, in light of the circumstances in which they were made, misleading.

3.22        Customers.

(a)          Brokerage Agreements. Schedule 3.22(a) sets forth the standard form of Brokerage Agreement used by the Subject Companies to render services to broker-dealer Clients.

(b)          Investment Advisory Business. Schedule 3.22(b) sets forth the standard form of Advisory Agreement used by the Subject Companies to perform investment advisory services, to each such Client.

(c)         Client Origination and Servicing. To the Knowledge of Seller, each Client has been originated and serviced in all material respects (i)in conformity with the applicable policies of the Subject Companies, (ii)in accordance with the terms of any applicable contract governing the relationship with such Client (including Brokerage Agreements and Advisory Agreements), (iii)in accordance with any instructions received from such Client and (iv)in compliance with all Laws and the Subject Companies’ organizational documents.

(d)        Bundled Fee Accounts. To the Knowledge of Seller, no Client is charged a single material fee for two or more separate services, except as set forth in the Brokerage Agreement or Advisory Agreement.

(e)          Referral Fees. To the Knowledge of Seller, no Subject Company is obligated to pay any material referral fees, finders’ fees, retrocessions or similar fees or compensation with respect to any of its Clients, except as may be set forth in a Material Contract.

(f)          Fee Reductions. To the Knowledge of Seller, except as may be set forth in a Material Contract, the Brokerage Agreement or Advisory Agreement, there are no agreements or commitments governing a relationship with a Client with any Subject Company that provides for any material reduction of fees charged (or in other compensation payable to the Subject Companies thereunder) at any time subsequent to the date hereof or contains any undertaking by any Subject Company to cap fees or to reimburse any or all fees thereunder.

(g)          Affiliate Relationships. To the Knowledge of Seller, neither Seller nor any Subject Company is the beneficial owner of any interest in any of the accounts maintained on behalf of any Clients.

“Brokerage Agreement” means any brokerage agreement entered into by any Subject Company for the purpose of providing brokerage services to a Client. “Advisory Agreement” means any advisory agreement entered into by any Subject Company for the purpose of providing brokerage services to a Client. “Client” means any Person to whom any Subject Company provides any product or service.

Purchase and Sale Agreement

3.23        Intellectual Property.

(a)          Schedule 3.23(a) sets forth all registered (and all applications for registration of) Intellectual Property owned by the Subject Companies. The Subject Companies own (free and clear of all Liens, other than Permitted Liens) the Intellectual Property set forth in Schedule 3.23(a). Schedule 3.23(a) sets forth all material licenses that grant the use of third-party Intellectual Property to the Subject Companies.

(b)        All registered patents, copyrights, trademarks, and service marks listed or required to be listed in Schedule 3.23(b), (i) if owned by the Subject Companies and (ii) if licensed, to the Seller’s Knowledge, are valid and subsisting and in full force and effect and are not subject to any taxes or other fees except for periodic filing, maintenance fees and any other patent processing fees, except as would not result in a Material Adverse Effect.

(c)          To the Seller’s Knowledge, no Subject Company has used any material confidential information or trade secrets in violation of the rights of any Person.

“Intellectual Property” means all worldwide trademarks and service marks (including rights in unregistered/common law marks), patents (including applications for all of the foregoing), trade names, trade dress, logos, Internet domain names, copyrights, trade secrets, know-how (including inventions, procedures, designs and processes not patented, computer programs, formulae, databases and data), all proprietary and intellectual property rights in and to the foregoing and all other proprietary and intellectual property rights.

3.24        Sanctions and Anti-Money Laundering.

(a)          None of the Subject Companies, and to the Seller’s Knowledge, none of their respective Affiliates, is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States, United Nations or European Union or any enabling legislation or executive order relating to any of the foregoing (collectively, “Economic Sanctions”) (each Person described in clause (i), clause (ii) or clause (iii), a “Blocked Person”).

(b)          The Subject Companies have complied in all material respects with Laws relating to (i) money laundering, drug trafficking, terrorist related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti Money Laundering Laws”) and (ii) bribery and improper payments, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (“Anti-Corruption Laws”). The Subject Companies maintain “know your customer” policies and procedures and obtain information concerning customers sufficient to comply in all material respects with applicable Laws.

Purchase and Sale Agreement

(c)          To the Seller’s Knowledge, none of the Subject Companies and their Affiliates has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Entity or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Governmental Entity in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Entity to do or omit to do any act in violation of the Governmental Entity’s lawful duty, or (iii) inducing a Governmental Entity or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation in any material respects of any applicable Law or the terms of any Material Contract.

(d)         The Subject Companies have established procedures and controls to ensure that the Subject Companies are and will continue to be in compliance in all material respects with all Economic Sanctions, Anti Money Laundering Laws and Anti-Corruption Laws. The Company has furnished to Purchaser true, correct and complete copies of such procedures and policies as in effect as of the date hereof.

(e)          No part of the payments made pursuant to ARTICLE I constitute or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Sellers or their Affiliates, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of Economic Sanctions, Anti Money Laundering Laws or Anti-Corruption Laws.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, as of the Effective Date and as of the Closing Date, except as set forth on the Disclosure Schedules, as follows:

4.1          Organization and Existence. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Texas and has all requisite limited liability company power and authority to carry on its Business as now conducted. Purchaser has delivered to Seller a true and correct copy of its certificate of formation and limited liability company agreement, and any amendments thereto.

4.2          Authority, Due Execution, Delivery, and Performance of the Agreement.

(a)         Purchaser has full limited liability company power and authority to enter into this Agreement and to perform the transactions contemplated in this Agreement. This Agreement has been duly authorized by all action of Purchaser, and at Closing will have been duly executed and delivered by Purchaser.

Purchase and Sale Agreement

(b)       The execution, delivery, and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated herein will not violate any statute or any authorization, judgment, decree, order, rule or regulation of any Governmental Entity applicable to Purchaser. Except as provided on Schedule 4.2(b) (the “ Purchaser Required Governmental Approvals”), no material consent, order, approval, waiver or authorization of, or registration, application, declaration or filing with, any Person (including any Governmental Entity) is required with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the obligations of Purchaser contemplated in this Agreement, except for cases, considered individually and in the aggregate, in which any failure to make such registration, application, declaration or filing or to obtain any such consent, order, approval, waiver or other authorization is not reasonably likely to be materially adverse to the ability of Purchaser to consummate the transactions contemplated hereby.

(c)          Upon Purchaser’s execution and delivery, and assuming the valid execution hereof by Purchaser, this Agreement will constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). There is not in effect any order enjoining or restraining Purchaser from entering into or engaging in any of the transactions contemplated in this Agreement.

4.3         Accredited Investor. Purchaser: (a) is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act and is knowledgeable, sophisticated, and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Interests, and has requested, received, reviewed, and understood all information it deems relevant in making an informed decision to purchase the Interests; (b) acknowledges that the sale of the Interests pursuant to this Agreement has not been reviewed by the SEC or any state regulatory authority; (c) is acquiring the Interests for its own account for investment only and with no present intention of reselling or distributing any of such Interests in a manner that would require registration under the Securities Act and has no arrangement or understanding with any other persons regarding the distribution of such Interests; and (d) will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Interests except in compliance with the Securities Act, any applicable state securities or blue sky Laws, or the governing documents of any Subject Company (as applicable). Purchaser recognizes that an investment in the Interests is speculative and involves a high degree of risk, including a risk of total loss of Purchaser’s investment. Purchaser further understands that the transferability of the Interests will be restricted in accordance with applicable state and federal securities Laws, and that a restrictive legend to such effect will be inscribed on any certificate representing such interests

Purchase and Sale Agreement

4.4          Brokers. Purchaser is not a party to or in any way obligated under any contract or other agreement and there are no outstanding claims against it for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

4.5          Vote Required. No vote of the holders of any class or series of Purchaser’s membership interests is necessary to approve any of the transactions contemplated hereby.

4.6         Other Information. All of the information provided to Seller or its Representatives concerning Purchaser’s suitability to invest in the Subject Companies and the representations and warranties contained herein, are complete, true, and correct as of the Effective Date, and understands that Seller is relying on the statements contained herein to establish an exemption from registration under federal and state securities Laws.

4.7          Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Subject Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Subject Companies for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Subject Companies or any other Person has made any representation or warranty as to Seller, the Subject Companies or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

4.8        Financing. Purchaser has sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to pay the full Purchase Price to Seller, including, for the avoidance of doubt, the Initial Closing Consideration pursuant to Section 1.1(b) and each Earn-Out Adjustment (as applicable) pursuant to Section 1.1(c). Each of Purchaser and its Affiliates has not used, and is under no obligation to use, any of the Subject Companies to raise funds in any respect, including without limitation through the issuance, or proposed issuance, of equity or debt (any such case, a “Capital Raise”), in connection with the transactions contemplated in this Agreement or any other transaction. Purchaser and its Affiliates acknowledge and agree that none of the Subject Companies has any obligation to, or shall, engage in or assist with a Capital Raise.

4.9          No Other Representations and Warranties. Purchaser acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on any representations, warranties, or other statements whatsoever, whether written or oral, by Seller or any Person acting on their behalf, other than those expressly set forth in this Agreement and the Ancillary Agreements, and that it will not have any right or remedy, other than in the event of fraud, arising out of any representation, warranty or statement not set forth in this Agreement or the Ancillary Agreements.

Purchase and Sale Agreement

ARTICLE V
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Notwithstanding any investigation made by any Party to this Agreement, all representations and warranties made by respective Parties herein and in any certificates or documents delivered pursuant hereto or in connection therewith shall survive following the delivery to Purchaser of the Interests and the payment therefor and shall, with respect to the Closing, remain in full force and effect until the first anniversary of the Closing Date at which time they shall terminate and be of no further force or effect; provided, however, the representations and warranties made by (i) Seller in Section 3.2(a) (Authority), Section 3.3 (Capitalization), Section 3.4 (Sale and Delivery of the Interests), Section 3.5 (Subsidiaries), Section 3.11 (Title to Assets), Section 3.12 (Taxes and Tax Returns), Section 3.15 (Employee Benefit Plans) and (ii) Purchaser in Section 4.2(a) (Authority) and Section 4.1 (Organization and Existence), Section 4.8 (Financing) shall survive until 90 days after the expiration of the applicable statute of limitations relating thereto and (iii) any claim based on fraud shall survive indefinitely. If a bona fide claim is asserted in writing before the expiration of the survival period of a representation or warranty made in ARTICLE III or IV, that representation or warranty shall survive until the claim is settled, adjudicated or otherwise resolved.

ARTICLE VI
COVENANTS AND ADDITIONAL AGREEMENTS

6.1        Due Diligence Review; Access to Information. From the Effective Date until the Closing, Seller shall, and shall cause each of the Subject Companies (as applicable) to, consistent with applicable law and regulation: (a) afford Purchaser and its Representatives reasonable access to and the right to inspect all books and records, contracts and other documents related to the respective Subject Company; (b) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Subject Companies as Purchaser or any of is Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Purchaser in its investigation of the Subject Companies. Any investigation pursuant to this Section 6.1 shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel, as directed by the Designated Person (defined below), and shall use its best efforts to conduct its diligence in such a manner as to not interfere with the normal operations of any of the Subject Companies. Notwithstanding any to the contrary herein, Purchaser hereby agrees to direct all requests related to any investigation under this Section 6.1 to David Hunt, who is hereby designated as the sole representative of Seller and the Subject Companies (the “Designated Person”), to whom Purchaser may make any requests under this Section 6.1. Except for the Designated Person, or with the express approval of the Designated Person, Purchaser shall not contact any Representative of Seller or any of the Subject Companies, directly or indirectly, for any purpose. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement. All information received by Purchaser shall be subject to the terms and conditions of the Confidentiality Agreement, and Purchaser agrees that Purchaser and its Representatives shall not disclose the purpose of any such diligence to any employee, or other Representative of Seller or any of the Subject Companies, without first receiving approval from Seller or the Designated Person.

Purchase and Sale Agreement

6.2          Notifications. Except for any Notice provided for under Section 6.9, as promptly as practicable follow the Closing, each of the Subject Companies shall distribute to its clients and third-party vendors and service providers such forms of written notification relating to the transactions contemplated hereby as are reasonably determined by Seller.

6.3        Employee Matters. Prior to the Closing, Seller agrees to (i) make the personnel changes and salary adjustments as provided on Schedule 6.3, and (ii) consistent with prior practices of the Subject Companies, elect, in Seller’s sole and absolute discretion, to either (x) pay any severance due to an employee of the Subject Companies as provided on Schedule 6.3, or (y) reserve an amount equal to such payments as provided in the immediately preceding clause (x) on the balance sheets of each of the Subject Companies so impacted, provided that, if such amounts are reserved pursuant to clause (y) above, each one dollar ($1) of such reserves shall be deemed to reduce Purchase Price by one dollar ($1). Seller and its Affiliates will terminate all employees listed on Schedule 6.3 at Closing and use reasonable efforts to transfer employment to the applicable Subject Companies of those employees necessary for the Subject Companies’ Business.

6.4       Confidentiality. Purchaser acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Purchaser pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.4 shall nonetheless continue in full force and effect.

6.5          Tax Matters.

(a)          Seller shall pay all transfer taxes arising out of or in connection with the transfer of the Interests effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Purchaser with respect to such transfer taxes. Seller shall file all necessary documentation and Tax Returns with respect to the transfer taxes relating to the transfer of the Interests.

(b)          Purchaser shall, within 60 days of the Closing, provide to Seller for their review, comment and approval, an allocation of the consideration paid at Closing (including the Earn-Out Adjustment and any fixed liabilities assumed by Purchaser) among the assets and properties of the Subject Companies in accordance with Section 1060 of the Code, other applicable U.S. federal Tax Laws and any analogous provision of foreign, state or local Laws. Such allocation shall be adjusted as necessary to take into account any payments appropriately treated as purchase price under applicable Tax Laws (including payments received with respect to the Earn-Out Adjustment). Seller shall have 30 days after receipt of such allocation to notify Purchaser of any objections to such allocation. If Seller fails to notify Purchaser of any objections within such 30-day period, Seller shall be conclusively presumed to have agreed and consented to the allocation determined by Purchaser. If Seller timely notifies Purchaser of an objection, Seller and Purchaser will make reasonable efforts to agree on an allocation. If Seller and Purchaser are unable to agree on an allocation within 120 days of the Closing, then Seller and Purchaser shall designate an accounting firm of nationally or regionally recognized standing and not having any material business relationship with any of the Parties (and they shall promptly disclose any such relationships to the other), which (acting as an expert and not as an arbitrator) shall be instructed to make, as soon as practicable after the matter is referred to such firm, the calculation of such allocation. The determination of such allocation by such accounting firm shall be final and binding on all of the Parties. Purchaser and Seller shall report the purchase and sale of the Interests on all Tax Returns, including IRS Form 8594, in a manner consistent with such final allocation. If, contrary to the intent of the Parties as expressed in this Section 6.5(b), any taxing authority makes or proposes an allocation different from the allocation determined under this Section 6.5(b), Purchaser and Seller shall cooperate with each other in good faith to contest such taxing authority’s allocation (or proposed allocation), provided, however, that, after consultation with the Party adversely affected by such allocation (or proposed allocation), the other Party may file such protective claims or Tax Returns as may be reasonably required to protect its interests.

Purchase and Sale Agreement

6.6         Expenses. Each Party hereto will pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated.

6.7         Publicity. No Party shall issue any other press release or make any public statement related to this Agreement or the transaction contemplated hereby without the prior consent of the other Party or Parties, which consent shall not be unreasonably withheld, conditioned or delayed, except that the Parties may make any and all disclosures that are required under the Exchange Act and applicable SEC and FINRA rules.

6.8         Conduct of the Business. From the Effective Date until the Closing Date, unless the prior written consent of Purchaser shall have been obtained, such consent not to be unreasonably withheld, conditioned or delayed, or as otherwise provided for in this Agreement:

(a)         Seller shall conduct the Business of each Subject Company in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve intact the business organization and financial condition of the Subject Companies and relationships with third parties. Seller will not permit or cause any of the Subject Companies to:

(i)          pay its accounts payable (or prepay expenses), in any manner other than in the ordinary course of its Business and consistent with past practice;

(ii)       conduct its Business in a manner that would result in a delay by clients or other counterparties of such Subject Company from making payments to such Subject Company of accounts receivable, or delaying such Subject Company from providing services, or taking other actions, that would delay such Subject Company from receiving revenues it would have normally received in the ordinary course of its Business and consistent with past practice;

(iii)        hire a new employee or increase the compensation of an existing employee of such Subject Company other than in the ordinary course of its Business and consistent with past practice;

Purchase and Sale Agreement

(iv)       other than in the ordinary course of its Business and consistent with past practice, (A) incur any indebtedness; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other individual, firm or corporation; or (C) make any loans, advances or capital contributions to, or investments in, any other person;

(v)        except for payment of the Dividend, take any other actions designed (or the primary purpose of which is) to reduce the capital of such Subject Company, in any manner other than in the ordinary course of its Business and consistent with past practice;

(vi)       issue any membership interests of such Subject Company or securities convertible into or exchangeable for membership interests of such Subject Company, or enter into any agreement or commitment for the issuance or purchase of membership interests in such Subject Company or such other securities;

(vii)      sell, transfer, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any properties, real, personal or mixed, tangible or intangible, in any manner other than in the ordinary course of its Business and consistent with past practice;

(viii)     enter into (except in the ordinary course of its Business and consistent with past practice), acquire, assign, transfer, terminate, modify, amend, waive a right under, permit to expire prior to the scheduled expiration date or otherwise dispose of any term or condition of or any right under, any contract, agreement, purchase order, arrangement, plan, commitment, document, permit, authorization, license or other right;

(ix)          effect or agree to affect any merger, consolidation, share transfer, share exchange, liquidation, dissolution, recapitalization or similar extraordinary transaction;

(x)         agree or commit to do any of the foregoing.

(b)          Seller agree to use its commercially reasonable efforts under circumstances to ensure that the neither Subject Company will (i) take or agree or commit to take any action that would (A)make any representation or warranty of Seller hereunder inaccurate at, or as of any time prior to, the Closing Date, or (B) cause Seller to violate, or default on, any covenant or other agreement hereunder, and (ii) omit or agree or commit to omit to take any action necessary to prevent (A) any such representation or warranty from being inaccurate at, or as of any time prior to, the Closing Date or (B) Seller from violating or defaulting under any covenant or other agreement hereunder.

(c)          Any Revenue and expenses (including compensation expenses) incurred, accrued, or earned prior to Closing but not received or paid, as the case may be, by any of the Subject Companies prior to the Closing, once received, shall be allocated to and for the benefit, or are the responsibility of, Seller and shall be allocated to the capital accounts of Seller in the Subject Companies, as the case may be.

Purchase and Sale Agreement

6.9          Client Consents.

As soon as reasonably practicable following the Effective Date, SMHCA shall send (or cause to be sent) a notice in form and substance reasonably acceptable to Purchaser (the “Notice”) to each Client to whom SMHCA provides investment management or investment advisory services, (i) informing such Client of the transactions contemplated in this Agreement, (ii) requesting the consent or approval of the assignment or deemed assignment of such Client’s investment advisory agreement(s) (if such Client’s consent to such assignment or deemed assignment is required by the Advisers Act or is required under the respective advisory agreement for such assignment) or deemed assignment resulting from the transactions contemplated in this Agreement, (iii) affirming SMHCA’s intention to continue advisory services pursuant to the existing advisory agreement following the Closing, and (iv) stating that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for at least 45 days after such Notice without termination, provided that such Client shall not have affirmatively stated to SMHCA that it does not consent, or terminates, its respective advisory agreement, prior to the Closing. Purchaser shall be provided a reasonable opportunity to review all such consent materials to be used by SMHCA prior to distribution. Notwithstanding anything to the contrary contained herein, the covenants of the Parties contained in this Section 6.9 are intended only for the benefit of the Parties and for no other Person.

6.10        Further Assurances.

Upon the terms and subject to the conditions hereof, each of the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Laws to consummate and make effective the transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to obtain all license, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with such party as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions set forth in ARTICLE II. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party shall use its reasonable best efforts to take such action. In connection with, and without limiting the foregoing, each of the Parties agrees to use its commercially reasonable efforts to take (and cause the Subject Companies to take) all actions necessary to ensure that prior to, or concurrently with, the Closing, the Subject Companies cause to be made and/or filed, all required filings and amendments, in each case, in accordance with the applicable requirements of the Advisers Act.

6.11        Kissinger Division. Seller and Purchaser agree that, notwithstanding anything else in this Agreement to the contrary, the Kissinger Division shall not be included in the transfer and assignment of the Interests to Purchaser and Seller shall (and will cause its Affiliates to) use its best efforts to obtain all Seller Required Approvals from Governmental Entities necessary to consummate the Kissinger Spinout.

6.12        Governmental Approvals and Consents.

(a)          Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities, including all Required Approvals, that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other documents contemplated herein. Each Party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. In connection with, and without limiting the foregoing, (x) Purchaser agrees to provide notice of and apply for approval of change of control of SMH to FINRA under FINRA Rule 1017 as promptly as practicable and in any event within twenty (20) Business Days of the date hereof and to respond as promptly as practicable to any request for additional information and documentary material made by FINRA pursuant to such rule, and (y) Purchaser agrees to take (and cause the HWG to take) as promptly as practicable and in any event within twenty (20) Business Days of the date hereof all actions necessary to ensure that prior to, or concurrently with, the Closing, HWG causes to be made and/or filed, all required filings and amendments, in each case, in accordance with the applicable requirements as promulgated by the Texas Department of Insurance (if any); provided, however, that Seller agrees to provide assistance as Purchaser may reasonably request; and provided further that Purchaser shall be responsible for the full payment of any fees or expenses associated with such matters.

Purchase and Sale Agreement

(b)          Seller and Purchaser shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties, applicable to the respective party hereto, that are described on Schedule 6.12(b);

(c)          Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use their commercially reasonable efforts to:

(i)          respond to any inquiries by any Governmental Entity regarding antitrust or other matters with respect to the transactions contemplated by this Agreement, the Ancillary Agreements or any other agreements or documents contemplated herein;

(ii)        avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement, the Ancillary Agreements or any other agreements or documents contemplated herein; and

(iii)       in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, the Ancillary Agreements or any other agreements or documents contemplated herein has been issued, to have such Governmental Order vacated or lifted.

(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Entity or the staff or regulators of any Governmental Entity, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller with Governmental Entities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Purchase and Sale Agreement

6.13      Retained Rights and Liabilities; Litigation Cooperation. Seller and Purchaser agree that (i) to the extent reasonably practicable prior to Closing, the Subject Companies shall assign the Retained Rights and Liabilities to Seller (or one of its Affiliates) and such Retained Rights and Liabilities shall not be included in the transfer and assignment of the Interests to Purchaser, (ii) to the extent it is not reasonably practicable to assign Retained Rights and Liabilities prior to Closing, then each of the Subject Companies shall continue to be responsible for and hold Purchaser harmless from such Retained Rights and Liabilities after Closing, subject in all respects to the indemnification provided for under ARTICLE VII, and (iii) for a period of six (6) years following the Closing, at Seller’s expense, Purchaser and the Subject Companies will cooperate with Seller’s reasonable request in the investigation, defense or prosecution of any Pre-Closing Claim, including, without limitation, making available to Seller and its Representatives, each Subject Company, each Subject Company’s officers, employees and agents, and any applicable Subject Company’s books and records for applicable pre-Closing periods for use only in connection with the Pre-Closing Claim. Seller will promptly reimburse the party providing such cooperation for all reasonable expenses incurred by the party providing such cooperation in connection with such cooperation and Purchaser shall promptly distribute to Seller any and all proceeds or funds received after Closing from such Retained Rights and Liabilities.

6.14       Closing Conditions. From the Effective Date until the Closing, each Party shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions applicable to the respective party hereto, set forth in Section 2.2 and Section 2.3.

6.15       Disclosure Schedules. Within 30 days of the Effective Date, Seller shall deliver to Purchaser as contemplated by this Agreement (i) the Disclosure Schedules and (ii) any Schedule Supplements (as defined below) relating to the amendment or supplement of matters in a previously delivered Disclosure Schedule which (A) mistakenly failed to include, (B) Seller had no Knowledge of at the time such Disclosure Schedule was initially delivered or (C) have arisen since the time such Disclosure Schedule was initially delivered. Purchaser shall have 15 days following Seller’s last delivery of a Disclosure Schedule or Schedule Supplement, and in no event later than 45 days after the Effective Date, to review all such Disclosure Schedules and Schedule Supplements; provided, however, Seller shall have the right (but not the obligation) to notify Purchaser prior to the end of such 30-day period that Seller has concluded its schedule deliveries and that Purchaser’s 15-day period shall commence the following day (such 45-day period, as the same may be shortened in accordance with the provisions of this sentence, the “Schedule Review Period”). Any disclosure in a Disclosure Schedule or Schedule Supplement during the Schedule Review Period shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement and for determining whether or not the conditions set forth in Section 2.3 have been satisfied; provided, however, that Purchaser has the right (but not the obligation), solely as a result of disclosure contained in such Disclosure Schedule or Schedule Supplement, to terminate this Agreement by the end of the Schedule Review Period. From time to time after the end of the Schedule Review Period and prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware of after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 2.3 have been satisfied; provided, however, that if Purchaser has the right to, but does not elect to, terminate this Agreement within ten days of its receipt of such Schedule Supplement, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 7.1 with respect to such matter.

Purchase and Sale Agreement

6.16        No Shopping. During the Interim Period, Seller and the Subject Companies will not, and will cause their Affiliates and representatives not to, directly or indirectly, solicit, encourage, facilitate, participate, or engage in (including by way of discussions, negotiations, or furnishing any nonpublic information concerning the businesses, properties, or assets of any Subject Company), any proposal made by a Person other than Purchaser for a merger or other business combination involving the Subject Companies, for the acquisition of any equity interest in any Subject Company, or for the acquisition of a substantial portion of the assets of any Subject Company (a “Third-Party Acquisition Proposal”); provided that the Kissinger Spinout (as expressly contemplated by this Agreement) does not constitute a Third-Party Acquisition Proposal. Seller will promptly advise Purchaser in writing of any Third-Party Acquisition Proposal that Seller or any Subject Company receives or of which any of them becomes aware.

ARTICLE VII
INDEMNIFICATION

7.1       Indemnification by Seller. From and after the Closing, Seller agrees to pay and to indemnify and hold harmless and defend Purchaser and its Representatives, successors and assigns (collectively, “Purchaser Indemnified Parties”) from and against any and all damages, claims, penalties, losses, judgments, fines, and reasonable costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) incurred in connection with any investigation or defense of any of the foregoing (“Damages”) caused by or arising out of or in respect of:

(a)          any failure by Seller to perform any covenant, obligation or agreement of Seller contained in this Agreement, any of the Ancillary Documents or any other agreement or document contemplated hereunder;

Purchase and Sale Agreement

(b)          any breach of a warranty or representation of Seller set forth in ARTICLE III of this Agreement;

(c)          Any Claim, initiated by any individual or entity which is not a party to this Agreement (each, a “Third Party Claim”), (1) based upon, resulting from or arising out of the business, operations, properties, or obligations of Seller, any Subject Company or any current or former Affiliates of any Subject Company, conducted, existing or arising prior to the Closing Date, including, without limitation, any Third Party Claim naming Seller, any Subject Company as a party, which is related to Yuma Energy, Inc. or MG, or (2) for a commission, finder’s fee, or other payment for services rendered as a broker or finder on behalf of Seller, in connection with the proposed transactions contemplated in this Agreement;

(d)          Any  Claim  relating  to  the  Kissinger  Division  or  the  Retained  Rights  and Liabilities;

(e)          Any liability for Tax relating to a period prior to the Closing Date; and

(f)          An act of fraud by Seller.

Notwithstanding the foregoing, (x) Purchaser shall not be indemnified hereunder for any loss, liability, damage, or expense resulting from its own gross negligence or willful misconduct; (y) the amount of Damages in respect of which Seller shall be required to indemnify Purchaser Indemnified Parties under clauses (a) - (b) of this Section 7.1 shall be limited to the aggregate amount by which all such Damages exceed $25,000; and (y) the aggregate indemnification payable by Seller pursuant to clauses (a) - (b) of this Section 7.1 shall be limited to the Total Consideration (“Indemnification  Cap”).   No  indemnification  shall  be  payable  by  Seller pursuant to this Section 7.1 with respect to the representations and warranties of Seller as set forth in ARTICLE III after the expiration of the applicable survival period set forth in ARTICLE V with respect to the representation or warranty giving rise to such indemnification obligation (the “Indemnification Cut-Off Date”); provided that such expiration shall not affect any claim for indemnification with respect to which a bona fide claim has been asserted in the manner contemplated in Section 7.3 prior to the applicable Indemnification Cut-Off Date, and provided further that all covenants and agreements of Seller contained herein that are by their express terms to be performed after the Closing shall survive the Closing. As used herein, “Total Consideration” shall be equal to any and all consideration actually received by Seller in respect of the sale of the Interests to Purchaser, which shall include:  Initial Closing Consideration (subject to any Initial Closing Consideration Adjustment), Earn-Out Payment (subject to any Earn-Out Adjustment) and SMWI Earn-Out Payment.

7.2          Indemnification by Purchaser.  From and after the Closing, Purchaser agrees to pay and to indemnify and hold harmless and defend Seller and its Representatives, successors and assigns (collectively, “Seller Indemnified Parties”) from and against any and all Damages caused by or arising out of or in respect of:

(a)          any failure by Purchaser to perform any covenant, obligation or agreement of Purchaser contained in this Agreement, any of the Ancillary Documents or any other agreement or document contemplated hereunder;

Purchase and Sale Agreement

(b)          any breach of a warranty or representation made by Purchaser in ARTICLE IV of this Agreement;

(c)          any Third Party Claim (1) based upon, resulting from or arising out of Purchaser’s conduct of its business, or ownership of the Interests, existing or arising on or after the Closing Date; or (2) for a commission, finder’s fee, or other payment for services rendered as a broker or finder on behalf of Purchaser, in connection with the proposed acquisition contemplated herein; and

(d)          an act of fraud by Purchaser.

Notwithstanding the foregoing, (w) Seller shall not be indemnified hereunder for any loss, liability, damage, or expense resulting from its own gross negligence or willful misconduct; (x) the amount of Damages in respect of which Purchaser shall be required to indemnify Seller Indemnified Parties under clauses (a) - (b) of this Section 7.2 shall be limited to the aggregate amount by which all such Damages exceed $25,000, (y) the aggregate indemnification payable by Purchaser pursuant to clauses (a) - (b) of this Section 7.2 shall be limited to a maximum of the Total Consideration, and (z) no indemnification shall be payable by Purchaser pursuant to this Section 7.2 with respect to the representations and warranties of Purchaser as set forth in ARTICLE IV after the Indemnification Cut-Off Date; provided that such expiration shall not affect any claim for indemnification with respect to which a bona fide claim has been asserted in the manner contemplated in Section 7.3 prior to the applicable Indemnification Cut-Off Date, and provided further that all covenants and agreements of Purchaser contained herein that are by their express terms to be performed after the Closing shall survive the Closing.

7.3            Requests for Indemnification.

(a)          If any Party (an “Indemnified Party”) becomes aware of a fact, circumstance, claim, situation, demand or other matter for which it or any other Indemnified Party has been indemnified under this ARTICLE VII (any such item being herein called an “Indemnity Matter”), the Indemnified Party shall give prompt written notice of the Indemnity Matter to the party obligated to provide indemnification therefor under this ARTICLE VII (the “Indemnifying Party”), requesting indemnification therefor, specifying the nature of and specific basis for the Indemnity Matter and the amount or estimated amount thereof to the extent then feasible; provided, however, a failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure.  Within 20 Business Days after receiving such notice, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the Indemnifying Party fails to give notice that it disputes an indemnification claim within 20 Business Days after receipt of such written notice thereof, it shall be deemed to have accepted and agreed (on behalf of all of the applicable indemnifying parties) to the claim, which shall become immediately due and payable.

Purchase and Sale Agreement

(b)          The Indemnifying Party shall have the right to assume the defense or investigation of such Indemnity Matter and to retain counsel (who shall be reasonably satisfactory to the Indemnified Party) and other experts to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel and other experts.  If within 20 Business Days after receipt of the request (or five days if litigation is pending) the Indemnifying Party fails to give notice to the Indemnified Party that the Indemnifying Party assumes the defense or investigation of the Indemnity Matter, an Indemnified Party may retain counsel and other experts (whose reasonable fees and disbursements shall be at the expense of the Indemnifying Party) to file any motion, answer or other pleading and take such other action which the Indemnified Party reasonably deems necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party.  If an Indemnifying Party retains counsel and other experts, any Indemnified Party shall have the right to retain its own counsel and other experts, but the fees and expenses of such counsel and other experts shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party mutually agree to the retention of such counsel and other experts or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel retained by the Indemnifying Party, be inappropriate due to actual or potential differing interests between them. Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damages; provided that the Indemnifying Party agrees to reimburse the Indemnified Party for all expenses incurred with respect to such mitigation

(c)          The Indemnified Parties shall make available such information and assistance as any Indemnifying Party may reasonably request and shall cooperate with each other in all reasonable respects in connection with the defense of any claim by such Indemnifying Parties, at the  expense  of  the  Indemnifying  Parties.   No  Indemnity  Matter  may  be  settled  by  the Indemnified Party without the prior written consent of the Indemnifying Party.  To the extent it is determined that the Indemnified Party has no right under this ARTICLE VII to be indemnified by the Indemnifying Party with respect to a particular claimed Indemnity Matter, the Indemnified Party shall promptly pay to the Indemnifying Party any amounts previously paid or advanced by the  Indemnifying  Party  with  respect  to  such  claimed  Indemnity  Matter  pursuant  to  this ARTICLE VII.

7.4            Right to Set Off; Insurance, Tax and Other Benefits.

(a)          Any Party shall be entitled to offset any indemnification claim or alleged indemnification claim that such party may have against another party hereto against any amounts such Indemnified Party otherwise is obligated to pay to such potential indemnitor pursuant to this Agreement.

(b)          The amount of any indemnification payment to be made by any Indemnifying Party under this Agreement shall be reduced to take into account (in assessing the Damages suffered by the Indemnified Party) any related Tax benefits, insurance recoveries and similar related benefits, recoveries or payments that such Indemnified Party has received as a result of the circumstance, event or occurrence giving rise to such underlying Indemnity Matter, and any such related benefits, recoveries or payments received by an Indemnified Party hereunder  following  its  receipt  of  indemnification  payments  hereunder  shall  be  reimbursed  to  the Indemnifying Parties to the extent failure to do so would result in a recovery by the Indemnified Parties of more than 100% of their Damages.  In no event shall any Party be entitled to collect consequential or punitive damages or damages for lost profits as part of any indemnification recovery under this Agreement.

Purchase and Sale Agreement

(c)          Each Party agrees to use its commercially reasonable efforts to maximize its insurance recoveries and other similar recoveries against third parties with respect to any circumstance, event or occurrence which may give rise to indemnification obligations of other Parties, to the extent that such commercially reasonable efforts could reasonably be expected to result in a reduction in the indemnification obligations of such other Parties.

7.5           Exclusivity.  From and after the Closing, the indemnification provided for under this ARTICLE VII shall be the exclusive remedy for monetary damages with respect to breaches of representations, warranties, covenants and agreements contained in this Agreement (other than for fraud), and shall be in lieu of any other remedies for monetary damages for such breaches that may be available to any Indemnified Party pursuant to any Laws; provided, that nothing contained in this Agreement shall be deemed to limit any Party’s right to seek injunctive relief or be deemed to limit any Party’s rights under the Ancillary Documents.

7.6            Payments; Adjustment to Purchase Price.

(a)          Payments.  Once Damages are agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within 20 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such 20 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to the prime rate as published in the Wall Street Journal. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b)          Adjustment to Purchase Price.  Any indemnity payment under this Agreement shall be treated as an adjustment to the Initial Closing Consideration for Tax purposes (except to the extent otherwise required by a “final determination” within the meaning of the Code).

ARTICLE VIII
TERMINATION

8.1            Termination.  This Agreement may be terminated at any time prior to the Closing Date by:

(a)          mutual written consent of Purchaser and Seller;

(b)          either Purchaser or Seller, if any Governmental Entity shall have issued an order, decree,  ruling  or  taken  any  other  action  permanently  restraining,  enjoining  or  otherwise prohibiting the transactions contemplated in this Agreement, and such order, decree, ruling or  other action shall have become final and nonappealable; provided, however, that the Party (as hereinafter defined) terminating this Agreement pursuant to this Section 8.1(b) shall use its commercially reasonable efforts to have such order, decree, ruling or action vacated;

Purchase and Sale Agreement

(c)           either Purchaser or Seller if the Closing shall not have occurred on or before 180 calendar days after the submission of the notice and application for approval to FINRA contemplated  by  Section 6.13(a)(x); provided, however,  that  the  right  to  terminate  this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to have occurred on or before such date;

(d)         Purchaser if (i) any of the conditions set forth in Section 2.3 shall have become incapable of fulfillment and shall not have been waived by Purchaser, or (ii) Seller breaches any material respect any of their representations, warranties, covenants or other obligations set forth in this Agreement and, within 10 days after written notice of such breach to Seller from Purchaser, such breach shall not have been cured in all material respects or waived by Purchaser, or Seller shall not have provided reasonable assurance to Purchaser that such breach will be cured in all material respects on or before the Closing Date;

(e)          Seller, if (i) any of the conditions set forth in Section 2.2 shall have become incapable of fulfillment and shall not have been waived by Seller, or (ii) Purchaser breaches in any material respect any of its representations, warranties or obligations set forth in this Agreement and, within 10 days after written notice of such breach to Purchaser from Seller, such breach shall not have been cured in all material respects or waived by Seller, or Purchaser shall not have provided reasonable assurance to Seller that such breach will be cured in all material respects on or before the Closing Date; or

(f)           Purchaser in accordance with the provisions of Section 6.15.

8.2           Effect of Termination.  In the event of the termination of this Agreement by Purchaser or Seller pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating Party to any other Party hereto, and this Agreement shall thereupon terminate and become void and have no further effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties, except that the provisions of ARTICLE VII shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any Party hereto of any liability for any breach of this Agreement.  If this Agreement is terminated as provided herein, all Notices given to Clients pursuant to Section 6.9(b) shall, to the extent practicable, be withdrawn or terminated.

ARTICLE IX
MISCELLANEOUS

9.1           Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and delivered by hand, overnight courier, facsimile, electronic mail or first class certified or registered mail, return receipt requested, postage prepaid:

Purchase and Sale Agreement

if to Seller, to:	Mr. Daniel J. Rodriguez
Lee Equity Partners
650 Madison Avenue, 21st Floor
New York, New York 10022
E-Mail: drodriguez@thlcapital.com

with a copy to:	Timothy T. Samson
Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
E-Mail: Tim.Samson@tklaw.com

with a copy to:	Robert Corne
Affiliated Wealth Partners Holdings LLC
dba WealthTrust
600 Travis Street, Suite 5900
Houston, Texas 77002
E-Mail: rcorne@wealthtrust.com

if to Purchaser, to:	Tectonic Holdings LLC
6900 N. Dallas Parkway
Plano, Texas 75024
Attn: A. Haag Sherman
E-Mail: hsherman@tectonicadvisors.com

with a copy to:	Strasburger Price
901 Main Street, Suite 4400
Dallas, Texas 75202
Attn: Kevin S. Woltjen
E-Mail: kevin.woltjen@strasburger.com

or to such other Person at such other place as such party shall designate to the other parties in writing.  If notices provided in accordance with this Section 9.1 shall be deemed delivered (i) upon personal delivery with signature required, (ii) one Business Day after they have been sent to the recipient by reputable overnight courier service (charges prepaid and signature required) (iii) upon confirmation, answer back received, of successful transmission of a facsimile message containing such notice if sent between 9 a.m. and 5 p.m., local time of the recipient, on any Business Day, and as of 9 a.m. local time of the recipient on the next Business Day if sent at any other time, or (iv) three Business Days after deposit in the mail.  The term “Business Day” as used in this Agreement means any day other than Saturday, Sunday or a day on which banking institutions are not required to be open in the State of Texas.

9.2           Amendment and Waiver.  This Agreement may be amended or modified only upon the written consent of all of the Parties.  The obligations of Seller and the rights of Purchaser under this Agreement may be waived only with the written consent of Purchaser.  The obligations of Purchaser and the rights of Seller under this Agreement may be waived only with the written consent of Seller.

Purchase and Sale Agreement

9.3           Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

9.4         Severability.  In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

9.5           Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to any choice of law provisions thereof.

9.6          Counterparts; Electronic Signatures.  This Agreement may be executed in one or more counterparts, by different parties on separate counterparts, each of which, when so executed, will be deemed to be an original copy of this Agreement, and all such counterparts, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall be effective and binding once one or more counterparts are executed by each party hereto. This Agreement may be executed by facsimile signature or electronic exchanges of documents bearing a scanned signature and delivered by facsimile or electronic transmission. The parties agree that a facsimile, scanned, imaged, electronic, or other copy of a signature constitutes a legal and valid signature and has the same effect as an original signature

9.7          Remedies.  In addition to being entitled to exercise all rights provided herein or granted by Law, including recovery of damages, Purchaser will be entitled to specific performance of the obligations of Seller under this Agreement. Seller and Purchaser agree that, in view of the uniqueness of the Business of each of the Subject Companies and the transaction contemplated in this Agreement, monetary damages may not be adequate compensation for any loss incurred by reason of any breach of the obligations under this Agreement and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at Law would be adequate.

9.8           Dispute Resolution.

(a)          Negotiation.  Any controversy or claim (“Dispute”) arising out of or relating to this Agreement shall be set forth in a written notice to the other Party.  Upon receipt of the written notice, the Parties hereby agree to enter into a good faith negotiation to resolve the Dispute.  If such good faith negotiation has not resolved the Dispute after 30 days, the Parties hereby agree to enter into a formal arbitration proceeding pursuant to Section 9.8(b).

(b)          Arbitration.  Any and all Disputes by either Party arising from or related to this Agreement that are not settled pursuant to Section 9.8(a), except actions arising or requesting equitable  or  injunctive  relief,  shall  be  determined  solely  and  exclusively  by  arbitration (“Arbitration”) in accordance with the rules of either FINRA Dispute Resolution or the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) as modified herein. The FINRA Dispute Resolution forum is only available if FINRA Dispute Resolution  deems the matter eligible for submission.  If a matter is not eligible for submission to FINRA Dispute Resolution, then the forum will be AAA. If Seller fails to make an election of Arbitration forum before the expiration of five days after written notice from Purchaser to make such election, Purchaser may make such election.  The arbitration hearing will be confidential and will be held in Houston, Texas.  The arbitrators’ decision shall be final and binding, and may be entered and judgment may be enforced in any court of competent jurisdiction. This arbitration procedure will be governed by the Federal Arbitration Act (“FAA”) as will any actions to compel, enforce, vacate, or conform proceedings, awards, orders of the arbitrator(s) or settlement under this procedure. Should there by a conflict between the rules of the FAA and the AAA or FINRA Dispute Resolution, those of the AAA or FINRA Dispute Resolution will control

Purchase and Sale Agreement

(c)          Costs.  Each Party shall bear its own expenses in connection with the Arbitration procedures set forth in this Section 9.8 except that the Parties shall split equally the costs associated with any Arbitration

(d)          Communications.  All communications made in connection with the Arbitration procedures set forth in this Section 9.8 shall be treated as communications for the purposes of settlement and as such shall be deemed to be confidential and inadmissible in any subsequent litigation by virtue of Rule 408 of the Federal Rules of Evidence

9.9           Entire Agreement.  This Agreement (including the Disclosure Schedules and other attachments and exhibits hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes and is in full substitution for any and all prior oral or written agreements and understandings between them related to such subject matter, and neither Party hereto shall be liable or bound to the other Party hereto in any manner with respect to such subject matter by any representations, indemnities, covenants or agreements except as specifically set forth herein

9.10          Binding Effect; Persons Benefiting; Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, personal representatives, successors, and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any entity or Person other than the Parties and their respective heirs, personal representatives, successors, and assigns any right, remedy, or claim under or by reason of this Agreement or any part thereof. This Agreement may not be assigned by any Parties without the prior written consent of each of the other Parties; provided, however, that Purchaser may assign its rights hereunder to a subsidiary of Purchaser, directly or indirectly, controlled by Purchaser.

Purchase and Sale Agreement

9.11         Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

9.12               No Third-party Beneficiaries.  Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.13               Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Intentionally Left Blank]

Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or have caused this Agreement to be executed by their duly authorized representatives shown below:

SELLER:

SUMMER WEALTH MANAGEMENT, LLC

By:	/s/ Robert J. Corne
Name:	Robert J. Corne
Title:	CFO

PURCHASER:

TECTONIC HOLDINGS, LLC

By:	/s/ A. Haag Sherman
Name:	A. Haag Sherman
Title:	CEO

Signature Page to
Purchase and Sale Agreement

Exhibits

Exhibit A	Defined Terms
Exhibit B	Assignment of Interests
Exhibit C	Transitional Services Agreement -Terms
Exhibit D	Sublease Agreement -Terms

Schedules

Schedule 3.2(b)	Seller Required Approvals
Schedule 3.3	Purchase Rights
Schedule 3.7	Actions & Investigations
Schedule 3.8(a)	Compliance
Schedule 3.8(d)	Ethics and Insider Trading Violations
Schedule 3.8(f)	States where Filings Required
Schedule 3.8(g)	Governmental Entity Examinations
Schedule 3.10	Undisclosed Liabilities
Schedule 3.11	Title to Assets
Schedule 3.12	Taxes and Tax Returns
Schedule 3.13	Litigation
Schedule 3.14	Real Property
Schedule 3.16	Material Contracts
Schedule 3.17	Bank Accounts
Schedule 3.18	Officers & Employees
Schedule 3.22(a)	Brokerage Agreement
Schedule 3.22(b)	Advisory Agreement
Schedule 3.23(a)	Intellectual Property and Licenses
Schedule 3.23(b)	Patents; Copyrights; Trademarks
Schedule 4.2(b)	Purchaser Required Governmental Approvals
Schedule 6.3	Employee Matters
Schedule 6.12(b)	Third Party Consents
Schedule A-1	DAS Clients
Schedule A-2	Miller Green Clients

Exhibit A

DEFINED TERMS

When used in this Agreement, the following terms will have the meanings respectively indicated:

“Actual Revenues” means, Revenue of the SM Companies and HWG, which shall specifically include (without limitation) all Revenue generated from any client of any of the SM Companies and HWG, who was a client of any of the SM Companies or HWG before, or after the Closing Date (including, but not limited to, the DAS Client Base). Actual Revenues shall not include (a) the Reversionary Interest, or (b) Revenues generated by any Person who is not an employee of any of the Companies as of the date hereof, solely with respect to any client of any of the Companies which becomes a client of any of the Subject Companies after the date hereof or (c) MG Revenues. Notwithstanding anything to the contrary in this Agreement, (i) no Revenue shall be counted more than once for purposes of the definition of Actual Revenues and (ii) Revenue received by the Purchaser or its Affiliates from a client that was a client of the SM Companies or HWG before or on the Closing Date shall be included in the Revenue of the SM Companies or HWG if it is received during any applicable Earn-Out Period.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person with the terms “control” and “controlled” meaning, for this purpose, the power to direct the management and policies of a person, directly or indirectly, whether through the ownership of voting securities or partnership, membership or other ownership interests, or by contract or otherwise.

“Ancillary Documents” means the Sublease Agreement, Transitional Services Agreement, Assignment of Interest and the other agreements, instruments and documents required to be delivered at the Closing or contemplated in this Agreement.

“Base-Line Revenues” means $4,634,000.

“Capital” means cash, cash equivalents, marketable securities and other assets, but only to the extent that any such assets are considered regulatory capital by FINRA, the Texas Department of Insurance and any clearing firm with whom SMH is using as of the Closing.

“Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, entered into in 2016, by and between Seller and Purchaser.

“Credit Agreement” means that certain Credit and Guaranty Agreement dated as of September 15, 2015 among Affiliated Wealth Partners Holdings LLC, the guarantors from time to time party thereto, Midcap Financial Trust and the additional lenders from time to time party thereto.

Exhibit A
Purchase and Sale Agreement

“DAS” means all business of or related to Don A. Sanders, which is operated through SMH.

“DAS Client Base” means those Persons listed on Schedule A-1, who are clients of DAS.

“Disclosure Schedules” means the Disclosure Schedules to be delivered by each Party to the other respective Party as promptly as possible after the execution and delivery of this Agreement pursuant to Section 6.15.

“Earn-Out Period” means each of the following separate periods, as applicable (a) the first period beginning on the Closing Date and ending on the first anniversary of the Closing Date, (b) the second period beginning on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date, and (c) the third period beginning on the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date.

“Excess Net Capital” means, the amount by which all Capital exceeds the Minimum Net Capital, which in no event shall be less than zero.

“Excess Revenues” means, the amount by which Actual Revenues exceed Base-Line Revenues, for the applicable period of determination, which in no event shall be less than zero.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Immaterial Contracts” means (a) any oral and written contracts and agreements of any of the Subject Companies which may be canceled within 30 days without penalty or payment by the respective Subject Company, and (b) any Investment Management Agreement.

“Interim Period” means the period beginning on the date of this Agreement and ending on the earlier to occur of (i) the Closing Date or (ii) termination of this Agreement pursuant to Article VIII.

“Investment Management Agreement” means any agreement to which any of the Subject Companies is a party and, under the terms of any such agreement, are given the authority to manage the assets of such client or counterparty thereunder, as further provided therein, which shall specifically include Brokerage Agreements and Advisory Agreements.

“KFS” means Kissinger Financial Services, LLC, a Delaware limited liability company.

“Kissinger Division” means (i) all assets and operations of SMH located in the State of Maryland, and (ii) all Revenues generated by William I. Kissinger and Edward W. H. (Ned) Kissinger and their subordinates.

“Kissinger Spinout” means the transfer, sale and assignment of the Kissinger Division to KFS.

Exhibit A
Purchase and Sale Agreement

“Knowledge” means, (a) with respect to Purchaser, the actual knowledge of A. Haag Sherman or Darrell Cain, and (b) with respect to Seller, the actual knowledge of any of Holly Deem, David Hunt and Robert Corne.

“Minimum Net Capital” means the minimum amount of Capital required by (a) FINRA and (b) any of the SM Companies’ or HWG’s clearing firms or regulatory authorities, to operate such company individually as contemplated post-Closing. To the extent that the Capital required by clause (b) is inclusive of Capital required by clause (a), such Capital shall not be double- counted. For the avoidance of doubt, in the event that FINRA requires $250,000 of Capital and the clearing firms of SMH require $500,000 of Capital (including the Capital required by FINRA), Minimum Net Capital shall only include $500,000 of Capital.

“MG Client Base” means those Persons listed on Schedule A-2, who are clients of Miller Green.

“MG Revenues” means Revenues of Miller Green, which shall specifically include (without limitation) all Revenue generated from any account owner of Miller Green before or on the Closing Date (including, but not limited to, the MG Client Base), any account owner’s immediate family members and any account owner’s or immediate family member’s respective Affiliates (collectively, the “Miller Green Client Parties”). Notwithstanding anything to the contrary in this Agreement, Revenue received by the Purchaser or its Affiliates from any Miller Green Client Party before or on the Closing Date shall be included in the Revenue of Miller Green if it is received during any applicable Earn-Out Period.

“Net Capital” means the Minimum Net Capital and the Excess Net Capital, on a combined basis, as calculated in good faith by Purchaser in the Net Capital Statement.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Claims” means any Claim against, counter-suit or counter-Claim related to any of the Subject Companies (or any employees thereof) or any of their assets or operations, which arise as a result of actions or failure to act prior to Closing, which shall include, without limitation, any Claim relating to the Yuma, Inc. litigation or Claims made by the former employees of MG.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Approvals” means the Seller Required Approvals and the Purchaser Required Governmental Approvals.

“Retained Rights and Liabilities” means the right, and obligation, of Seller or any of the Subject Companies to (i) assume the defense or investigation of any Pre-Closing Claims, and (ii) assume or pay any claim for (or receive payment of) all Damages related to, arising out of, attributable to or resulting from any Pre-Closing Claims.

Exhibit A
Purchase and Sale Agreement

“Revenue” means the gross amount of income generated by all of the respective business activities of a Person that is an Entity for the applicable period (including commissions, performance fees and performance allocations).

“Reversionary Interest” means 20% of any deferred purchase price, payments, earn-out or similar rights that become due and payable to any of the Subject Companies with respect to the reversionary interest in accordance with paragraph 1 of the SMWI Purchase Agreement.

“SEC” shall mean the Securities and Exchange Commission of the United States.

“SMWI Purchase Agreement” means that certain Purchase Agreement dated October 1,2012, by and between SMW Investments 1 LLC and Sanders Morris Harris, Inc.

“Taxes” shall mean taxes of any kind, however denominated, including any interest, penalties or other additions to tax payable in respect thereof imposed by any U.S. federal, foreign, state or local Governmental Entity, including all income, gross income, gross receipts, profits, goods and services, social security, old age security, sales and use, ad valorem, excise, franchise, business license, occupation, real property gains, payroll and employee withholding, unemployment insurance, real and personal property, stamp, environmental, transfer, workers’ compensation, severance, alternative minimum, windfall, and capital taxes, and other obligations of the same or a similar nature to any of the foregoing.

In addition to the defined terms set forth above, the following terms used in this Agreement are defined as referenced below:

Defined Term	Reference
AAA	Section 9.8(b)
Advisers Act	Section 3.8(b)
Advisory Agreement	Section 3.22
Agreement	Preamble
Anti-Corruption Laws	Section 3.24(b)
Anti Money Laundering Laws	Section 3.24(b)
Arbitration	Section 9.8(b)
Assignment of Interest	Section 2.1
Blocked Person	Section 3.24(a)
Brokerage Agreement	Section 3.22
Business	Section 3.1
Business Day	Section 9.1
Capital Raise	Section 4.8
Client	Section 3.22
Closing	Section 2.1
Closing Date	Section 2.1
Company/Companies	Recital A
Core Earn-Out Payment	Section 1.1(c)(i)
Damages	Section 7.1
Designated Person	Section 6.1

Exhibit A
Purchase and Sale Agreement

Defined Term	Reference
Dispute	Section 9.8(a)
Dividend	Section 1.1(e)
Earn-Out Adjustment	Section 1.1(c)
Earn-Out Calculation Statement	Section 1.1(c)(v)
Earn-Out Payment	Section 1.1(c)(ii)
Economic Sanctions	Section 3.24(a)
Effective Date	Preamble
ERISA	Section 3.15(a)
Estimated Net Capital	Section 1.1(b)(i)(A)
Estimated Net Capital Statement	Section 1.1(b)(i)(A)
Exchange Act	Section 3.8(b)
FAA	Section 9.8(b)
Financial Statements	Section 3.9
FINRA	Section 2.2(f)
Governmental Entity	Section 3.2(b)
HWG	Recital B
Indemnification Cap	Section 7.1
Indemnification Cut-Off Date	Section 7.1
Indemnified Party	Section 7.3(a)
Indemnifying Party	Section 7.3(a)
Indemnity Matter	Section 7.3(a)
Independent Accountant	Section 1.1(b)(i)(D)
Independent Earn-Out Determination	Section 1.1(c)(v)
Independent Earn-Out Fees	Section 1.1(c)(v)
Independent PCA Fees	Section 1.1(b)(i)(D)
Independent Post-Closing Determination	Section 1.1(b)(i)(D)
Initial Closing Consideration	Section 1.1(b)
Intellectual Property	Section 3.23
Interests	Recital A
Investment Company Act	Section 3.8(i)
IRS	Section 3.12(h)
Latest Company Balance Sheet	Section 3.9
Laws	Section 3.3
Licenses	Section 3.8(e)
Liens	Section 3.4
Material Adverse Effect	Section 3.2(b)
Material Contracts	Section 3.16
Miller Green	Recital A
Net Capital Statement	Section 1.1(b)(i)(B)
MG Earn-Out Payment	Section 1.1(c)(ii)
Notice	Section 6.9
OFAC	Section 3.24(a)
OFAC Listed Person	Section 3.24(a)

Exhibit A
Purchase and Sale Agreement

Defined Term	Reference
Parties	Preamble
Permitted Liens	Section 3.11
Post-Closing Adjustment	Section 1.1(b)(i)(C)
Purchase Price	Section 1.1(b)
Purchaser	Preamble
Purchaser Indemnified Parties	Section 7.1
Purchaser Required Governmental Approvals	Section 4.2(b)
Schedule Review Period	Section 6.15
Schedule Supplement	Section 6.15
Section 1.1(b) Objection Notice	Section 1.1(b)(i)(D)
Section 1.1(c) Objection Notice	Section 1.1(c)(v)
Seller	Preamble
Seller Indemnified Parties	Section 7.2
Seller Required Approvals	Section 3.2(b)
SM Companies	Recital A
SMH	Recital A
SMHCA	Recital A
SMWI Earn-Out Payment	Section 1.1(c)(iii)
Subject Company or Subject Companies	Recital B
Sublease Agreement	Section 2.2(d)
Tax Returns	Section 3.12(c)
Taxing Authority	Section 3.12(c)
Third Party Acquisition Proposal	Section 6.16
Third Party Claim	Section 7.1(c)
Total Consideration	Section 7.1
Transitional Services Agreement	Section 2.2(c)

Capitalized terms used herein but not otherwise defined in this Exhibit A shall have the meanings ascribed to them in this agreement.

Exhibit A
Purchase and Sale Agreement

Exhibit B

ASSIGNMENT OF INTEREST

The undersigned, the holder of a ___% membership interest in ______________________________, a [Delaware] limited liability company (the “Company”), for such good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby sell, assign, transfer and convey a ___% membership interest in the Company to Tectonic Holdings, LLC, a [Delaware] limited liability company (“Assignee”), to have and to hold unto Assignee and its successors and assigns forever.

IN WITNESS WHEREOF, this Assignment has been executed and delivered effective as of ___, 2016.

ASSIGNOR:

Exhibit b to
Purchase and Sale Agreement

Exhibit C

Transitional Services Agreement - Terms

The below sets forth the material terms and provisions to be included in the Transitional Services Agreement.

A.	Provider - Sanders Morris Harris LLC

B.	Recipients - Summer Wealth Management, LLC and Affiliates of Summer Wealth Management, LLC, including without limitation Kissinger Financial Services, LLC

C.	Scope – All clearing house services as may be reasonably requested by Recipients for the conduct of its business

D.	Term – From the Closing Date until January 31, 2018, or such earlier termination date as then determined in its sole discretion by Summer Wealth Management, LLC

Exhibit c to
Purchase and Sale Agreement

Exhibit D

Sublease Agreement -Terms

The below sets forth the material terms and provisions to be included in the Sublease Agreement.

A.	Location - 600 Travis, 59th floor

B.	Sub-lessor - Sanders Morris Harris LLC

C.	Sub-lessee - Summer Wealth Management, LLC

D.	Sublease – Approximately 33-34% share of the office space (including common areas but none of the basement space) at approximately 33-34% of the (i) total rental rate and (ii) total operating expenditures. Specific allowances will also be made for conference room space and computer server space as reasonably determined by Sub-lessor and Sub-lessee.

E.	Alterations – Sub-lessor (as owned post-closing) shall be responsible for the cost of any alterations to the premises that it deems necessary to operate

F.	Expenses – Sub-lessor shall allocate miscellaneous office expenses that are shared by the Parties on the same ratable basis

G.	Parking - Sub-lessee shall have up to 33-34% of the total parking spots in the present location, such amount up to 33-34% determined by Sub-lessee in its sole discretion, at cost to Sub-lessee equal to Sub-lessors cost

H.	Term – Coterminous with the lease, ending January 31, 2018

Exhibit d to
Purchase and Sale Agreement

AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT

THIS AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT (“Amendment”) is entered into as of September 2, 2016 by and between Summer Wealth Management, LLC, a Delaware limited liability company (“Seller”), and Tectonic Holdings LLC, a Texas limited liability company (“Purchaser” and together with Seller, the “Parties”).

RECITALS:

A.          Seller and Purchaser entered into that certain Purchase and Sale Agreement dated August 3, 2016 (the “Agreement”);

B.          Seller and Purchaser desire to amend the Agreement on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

1.1          Definitions: Sections.

(a)          Capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Agreement.

(b)          Section references herein shall refer to the applicable Section in the Agreement.

1.2          Amendment.

(a)          Section 6.12(a) in the Agreement shall be amended and replaced in its entirety by the following Section 6.12(a):

6.12        Governmental Approvals and Consents.

(a)          Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities, including all Required Approvals, that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other documents contemplated herein. Each Party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. In connection with, and without limiting the foregoing, (x) Purchaser agrees to provide notice of and apply for approval of change of control of SMH to FINRA under FINRA Rule 1017 as promptly as practicable and in any event by September 16, 2016 and to respond as promptly as practicable to any request for additional information and documentary material made by FINRA pursuant to such rule, and (y) Purchaser agrees to take (and cause the HWG to take) as promptly as practicable and in any event by September 16, 2016 all actions necessary to ensure that prior to, or concurrently with, the Closing, HWG causes to be made and/or filed, all required filings and amendments, in each case, in accordance with the applicable requirements as promulgated by the Texas Department of Insurance (if any); provided, however, that Seller agrees to provide assistance as Purchaser may reasonably request; and provided further that Purchaser shall be responsible for the full payment of any fees or expenses associated with such matters.

(b)          Section 6.15 in the Agreement shall be amended and replaced in its entirety by the following Section 6.15:

6.15       Disclosure Schedules. Within 30 days of the Effective Date, Seller shall deliver to Purchaser as contemplated by this Agreement (i) the Disclosure Schedules and (ii) any Schedule Supplements (as defined below) relating to the amendment or supplement of matters in a previously delivered Disclosure Schedule which (A) mistakenly failed to include, (B) Seller had no Knowledge of at the time such Disclosure Schedule was initially delivered or (C) have arisen since the time such Disclosure Schedule was initially delivered. Purchaser shall have a period that ends on September 16, 2016 to review all such Disclosure Schedules and Schedule Supplements (such review period being referred to herein as the “Schedule Review Period”). Any disclosure in a Disclosure Schedule or Schedule Supplement during the Schedule Review Period shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement and for determining whether or not the conditions set forth in Section 2.3 have been satisfied; provided, however, that Purchaser has the right (but not the obligation), solely as a result of disclosure contained in such Disclosure Schedule or Schedule Supplement, to terminate this Agreement by the end of the Schedule Review Period. From time to time after the end of the Schedule Review Period and prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware of after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 2.3 have been satisfied; provided, however, that if Purchaser has the right to, but does not elect to, terminate this Agreement within ten days of its receipt of such Schedule Supplement, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 7.1 with respect to such matter.

AMENDMENT NO. 1 TO Purchase and Sale Agreement

 ARTICLE II

2.1          Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

2.2          Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts when taken together shall constitute but one and the same instrument.

2.1          Entire Agreement. This Amendment contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes and is in full substitution for any and all prior oral or written agreements and understandings between them related to such subject matter, and neither Party hereto shall be liable or bound to the other Party hereto in any manner with respect to such subject matter by any representations, indemnities, covenants or agreements except as specifically set forth herein

[Remainder of Page Intentionally Left Blank]

AMENDMENT NO. 1 TO Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or have caused this Agreement to be executed by their duly authorized representatives shown below:

SELLER:

SUMMER WEALTH MANAGEMENT, LLC

By:	/s/ Robert J. Corne
Name:	Robert J. Corne
Title:	CFO

PURCHASER:

TECTONIC HOLDINGS, LLC

By:	/s/ A. Haag Sherman
Name:	A. Haag Sherman
Title:	CEO

AMENDMENT NO. 1 TO Purchase and Sale Agreement

AMENDMENT NO. 2 TO PURCHASE AND SALE AGREEMENT

THIS AMENDMENT NO. 2 TO PURCHASE AND SALE AGREEMENT (“Amendment”) is entered into as of September 15, 2016 by and between Summer Wealth Management, LLC, a Delaware limited liability company (“Seller”), and Tectonic Holdings LLC, a Texas limited liability company (“Purchaser” and together with Seller, the “Parties”).

RECITALS:

A.         Seller and Purchaser entered into that certain Purchase and Sale Agreement dated August 3, 2016, as amended by that certain Amendment No. 1 thereto dated September 2, 2016 (as so amended, the “Agreement”);

B.         Seller and Purchaser desire to amend the Agreement on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

1.1         Definitions; Sections.

(a)        Capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Agreement.

(b)        Section references herein shall refer to the applicable Section in the Agreement,

1.2         Amendment.

(a) Section 6.12(a) in the Agreement shall be amended and replaced in its entirety by the following Section 6.12(a):

6.12       Governmental Approvals and Consents.

(a)        Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities, including all Required Approvals, that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other documents contemplated herein. Each Party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. In connection with, and without limiting the foregoing, (x) Purchaser agrees to provide notice of and apply for approval of change of control of SMH to FINRA under FINRA Rule 1017 as promptly as practicable and in any event by September 21, 2016 and to respond as promptly as practicable to any request for additional information and documentary material made by FINRA pursuant to such rule, and (y) Purchaser agrees to take (and cause the HWG to take) as promptly as practicable and in any event by September 21, 2016 all actions necessary to ensure that prior to, or concurrently with, the Closing, HWG causes to be made and/or filed, all required filings and amendments, in each case, in accordance with the applicable requirements as promulgated by the Texas Department of Insurance (if any); provided, however, that Seller agrees to provide assistance as Purchaser may reasonably request; and provided further that Purchaser shall be responsible for the full payment of any fees or expenses associated with such matters.

(b)        Section 6.15 in the Agreement shall be amended and replaced in its entirety by the following Section 6.15:

6.15          Disclosure Schedules. Within 30 days of the Effective Date, Seller shall deliver to Purchaser as contemplated by this Agreement (i) the Disclosure Schedules and (ii) any Schedule Supplements (as defined below) relating to the amendment or supplement of matters in a previously delivered Disclosure Schedule which (A) mistakenly failed to include, (B) Seller had no Knowledge of at the time such Disclosure Schedule was initially delivered or (C) have arisen since the time such Disclosure Schedule was initially delivered. Purchaser shall have a period that ends on September 21, 2016 to review all such Disclosure Schedules and Schedule Supplements (such review period being referred to herein as the “Schedule Review Period”). Any disclosure in a Disclosure Schedule or Schedule Supplement during the Schedule Review Period shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement and for determining whether or not the conditions set forth in Section 2.3 have been satisfied; provided, however, that Purchaser has the right (but not the obligation), solely as a result of disclosure contained in such Disclosure Schedule or Schedule Supplement, to terminate this Agreement by the end of the Schedule Review Period. From time to time after the end of the Schedule Review Period and prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware of after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 2.3 have been satisfied; provided, however, that if Purchaser has the right to, but does not elect to, terminate this Agreement within ten days of its receipt of such Schedule Supplement, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 7.1 with respect to such matter.

AMENDMENT NO. 2 TO Purchase and Sale Agreement

ARTICLE II

2.1         Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

2.2         Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts when taken together shall constitute but one and the same instrument.

2.1         Entire Agreement. This Amendment contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes and is in full substitution for any and all prior oral or written agreements and understandings between them related to such subject matter, and neither Party hereto shall be liable or bound to the other Party hereto in any manner with respect to such subject matter by any representations, indemnities, covenants or agreements except as specifically set forth herein

[Remainder of Page Intentionally Left Blank]

AMENDMENT NO. 2 TO Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or have caused this Agreement to be executed by their duly authorized representatives shown below:

SELLER:

SUMMER WEALTH MANAGEMENT, LLC

By:	/s/ Robert J. Corne
Name:	Robert J. Corne
Title:	CFO

PURCHASER:

TECTONIC HOLDINGS, LLC

By:	/s/ A. Haag Sherman
Name:	A. Haag Sherman
Title:	CEO

AMENDMENT NO. 2 TO Purchase and Sale Agreement

AMENDMENT NO. 3 TO PURCHASE AND SALE AGREEMENT

THIS AMENDMENT NO. 3 T O PURCHASE AND SALE AGREEMENT (“Amendment”) is entered into as of September 21, 2016 by and between Summer Wealth Management, LLC, a Delaware limited liability company (“Seller”), and Tectonic Holdings LLC, a Texas limited liability company (“Purchaser” and together with Seller, the “Parties”).

RECITALS:

A.          Seller and Purchaser entered into that certain Purchase and Sale Agreement dated August 3, 2016, as amended by that certain Amendment No. 1 thereto dated September 2, 2016 and Amendment No. 2 thereto dated September 15,2016 (as so amended, the “Agreement”);

B.           Seller and Purchaser desire to amend the Agreement on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

1.1	Definitions; Sections.

(a)          Capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Agreement.

(b)          Section references herein shall refer to the applicable Section in the Agreement.

1.2	Amendment.

(a)          Section 6.12(a) in the Agreement shall be amended and replaced in its entirety by the following Section 6.12(a):

6.12	Governmental Approvals and Consents.

(a)         Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities, including all Required Approvals, that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other documents contemplated herein. Each Party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. In connection with, and without limiting the foregoing, Purchaser agrees to take (and cause the HWG to take) as promptly as practicable and in any event by September 26, 2016 all actions necessary to ensure that prior to, or concurrently with, the Closing, HWG causes to be made and/or filed, all required filings and amendments, in each case, in accordance with the applicable requirements as promulgated by the Texas Department of Insurance (if any); provided, however, that Seller agrees to provide assistance as Purchaser may reasonably request; and provided further that Purchaser shall be responsible for the full payment of any fees or expenses associated with such matters.

(b)          Section 6.15 in the Agreement shall be amended and replaced in its entirety by the following Section 6.15:

6.15       Disclosure Schedules. Within 30 days of the Effective Date, Seller shall deliver to Purchaser as contemplated by this Agreement (i) the Disclosure Schedules and (ii) any Schedule Supplements (as defined below) relating to the amendment or supplement of matters in a previously delivered Disclosure Schedule which (A) mistakenly failed to include, (B) Seller had no Knowledge of at the time such Disclosure Schedule was initially delivered or (C) have arisen since the time such Disclosure Schedule was initially delivered. Purchaser shall have a period that ends on September 26, 2016 to review all such Disclosure Schedules and Schedule Supplements (such review period being referred to herein as the “Schedule Review Period”). Any disclosure in a Disclosure Schedule or Schedule Supplement during the Schedule Review Period shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement and for determining whether or not the conditions set forth in Section 2.3 have been satisfied; provided, however, that Purchaser has the right (but not the obligation), solely as a result of disclosure contained in such Disclosure Schedule or Schedule Supplement, to terminate this Agreement by the end of the Schedule Review Period. From time to time after the end of the Schedule Review Period and prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware of after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 2.3 have been satisfied; provided, however, that if Purchaser has the right to, but does not elect to, terminate this Agreement within ten days of its receipt of such Schedule Supplement, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 7.1 with respect to such matter.

AMENDMENT NO. 3 TO Purchase and Sale Agreement

ARTICLE I1

2.1          Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

2.2          Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts when taken together shall constitute but one and the same instrument.

2.3          Entire Agreement. This Amendment contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes and is in full substitution for any and all prior oral or written agreements and understandings between them related to such subject matter, and neither Party hereto shall be liable or bound to the other Party hereto in any manner with respect to such subject matter by any representations, indemnities, covenants or agreements except as specifically set forth herein

[Remainder of Page Intentionally Left Blank]

AMENDMENT NO. 3 TO Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment or have caused this Amendment to be executed by their duly authorized representatives shown below:

SELLER:

SUMMER WEALTH MANAGEMENT, LLC

By:	/s/ Holly D. Deen
Name:	Holly D. Deen
Title:	CEO, AWP

PURCHASER:

TECTONIC HOLDINGS, LLC

By:	/s/ A. Haag Sherman
Name:	A. Haag Sherman
Title:	CEO

AMENDMENT NO. 3 TO Purchase and Sale Agreement

AMENDMENT NO. 4 TO PURCHASE AND SALE AGREEMENT

THIS AMENDMENT NO. 4 T O PURCHASE AND SALE AGREEMENT (“Amendment”) is entered into as of September 26, 2016 by and between Summer Wealth Management, LLC, a Delaware limited liability company (“Seller”), and Tectonic Holdings LLC, a Texas limited liability company (“Purchaser” and together with Seller, the “Parties”).

RECITALS:

A.          Seller and Purchaser entered into that certain Purchase and Sale Agreement dated August 3, 2016, as amended by that certain Amendment No. 1 thereto dated September 2, 2016, Amendment No. 2 thereto dated September 15, 2016 and Amendment No. 3 thereto dated September 2 l,20 1 6 (as so amended, the “Agreement”);

B.           Seller and Purchaser desire to amend the Agreement on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

1.1	Definitions; Sections.

(a)          Capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Agreement.

(b)          Section references herein shall refer to the applicable Section in the Agreement.

2.2	Amendment.

(a)          Section 6.12(a) in the Agreement shall be amended and replaced in its entirety by the following Section 6.12(a):

6.12	Governmental Approvals and Consents.

(a)         Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities, including all Required Approvals, that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other documents contemplated herein. Each Party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. In connection with, and without limiting the foregoing, Purchaser agrees to take (and cause the HWG to take) as promptly as practicable all actions necessary to ensure that prior to, or concurrently with, the Closing, HWG causes to be made and/or filed, all required filings and amendments, in each case, in accordance with the applicable requirements as promulgated by the Texas Department of Insurance (if any); provided, however, that Seller agrees to provide assistance as Purchaser may reasonably request; and provided further that Purchaser shall be responsible for the full payment of any fees or expenses associated with such matters.

(b)          Section 6.15 in the Agreement shall be amended and replaced in its entirety by the following Section 6.1 5:

6.15 Disclosure Schedules. Within 30 days of the Effective Date, Seller shall deliver to Purchaser as contemplated by this Agreement (i) the Disclosure Schedules and (ii) any Schedule Supplements (as defined below) relating to the amendment or supplement of matters in a previously delivered Disclosure Schedule which (A) mistakenly failed to include, (B) Seller had no Knowledge of at the time such Disclosure Schedule was initially delivered or (C) have arisen since the time such Disclosure Schedule was initially delivered. Purchaser shall have a period that ends on October 3, 2016 to review all such Disclosure Schedules and Schedule Supplements (such review period being referred to herein as the “Schedule Review Period”). Any disclosure in a Disclosure Schedule or Schedule Supplement during the Schedule Review Period shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement and for determining whether or not the conditions set forth in Section 2.3 have been satisfied; provided, however, that Purchaser has the right (but not the obligation), solely as a result of disclosure contained in such Disclosure Schedule or Schedule Supplement, to terminate this Agreement by the end of the Schedule Review Period. From time to time after the end of the Schedule Review Period and prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware of after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 2.3 have been satisfied; provided, however, that if Purchaser has the right to, but does not elect to, terminate this Agreement within ten days of its receipt of such Schedule Supplement, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 7.1 with respect to such matter.

AMENDMENT NO. 4 TO Purchase and Sale Agreement

ARTICLE I1

2.1          Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

2.2          Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts when taken together shall constitute but one and the same instrument.

2.3          Entire Agreement. This Amendment contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes and is in full substitution for any and all prior oral or written agreements and understandings between them related to such subject matter, and neither Party hereto shall be liable or bound to the other Party hereto in any manner with respect to such subject matter by any representations, indemnities, covenants or agreements except as specifically set forth herein

[Remainder of Page intentionally Left Blank]

AMENDMENT NO. 4 TO Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment or have caused this Amendment to be executed by their duly authorized representatives shown below:

SELLER:

SUMMER WEALTH MANAGEMENT, LLC

By:	/s/ Robert J. Corne
Name:	Robert J. Corne
Title:	CFO

PURCHASER:

TECTONIC HOLDINGS, LLC

By:	/s/ A. Haag Sherman
Name:	A. Haag Sherman
Title:	CEO

AMENDMENT NO. 4 TO Purchase and Sale Agreement

AMENDMENT NO. 5 TO PURCHASE AND SALE AGREEMENT

THIS   AMENDMENT   NO.   5   TO   PURCHASE   AND   SALE   AGREEMENT (“Amendment”) is entered into as of October 3, 2016 by and between Summer Wealth Management, LLC, a Delaware limited liability company (“Seller”), and Tectonic Holdings LLC, a Texas limited liability company (“Purchaser” and together with Seller, the “Parties”).

RECITALS:

A.             Seller and Purchaser entered into that certain Purchase and Sale Agreement dated August 3, 2016, as amended by that certain Amendment No. 1 thereto dated September 2, 2016, Amendment  No.  2  thereto  dated  September 15, 2016,  Amendment  No.  3  thereto  dated September 21, 2016 and Amendment No. 4 thereto dated September 26, 2016 (as so amended, the “Agreement”);

B.              Seller and Purchaser desire to amend the Agreement on the terms and conditions set forth herein.

AGREEMENT:

NOW,  THEREFORE,  in  consideration  of  the  Recitals,  the  mutual  covenants  and agreements contained in this Amendment, and other good and valuable consideration, the receipt and   sufficiency   of   which   are   hereby   acknowledged,   the   Parties   agree   as   follows:

ARTICLE I

1.1             Definitions; Sections.Capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Agreement.

(b)          Section references herein shall refer to the applicable Section in the Agreement.

1.2             Amendment.

(a)          Recital A in the Agreement shall be amended and replaced in its entirety by the following Recital A:

A.            Seller owns 100% of the membership interests (the “Interests”) in: (i) Sanders Morris Harris LLC, a Texas limited liability company and registered investment adviser and broker dealer under the SEC (as defined herein) and FINRA (as herein defined), respectively (“SMH”, which shall include all business of or related to Don A. Sanders that is operated though SMH) and (ii), and Miller-Green Financial Services LLC, a Texas limited liability company (“Miller Green”, and together with SMH, the “Companies”, and each individually, a “Company”).

(b)          Recital   A-1 shall be inserted in the Agreement between Recital A and Recital B, which Recital A-1 shall read in its entirely as follows:

A-1.          Seller owns 100% of the membership interest of SMH Capital Advisors, LLC, a registered investment advisor under the SEC (“SMHCA”).

(c)          Section 2.3 in the Agreement shall be amended and replaced in its entirety by the following Section 2.3:

2.3            Conditions to Purchaser Obligations. Purchaser’s obligation tocomplete the sale and purchase of the Interests shall be subject to the following conditions:

(a)          Seller’s  execution  and  delivery  to  Purchaser  of  anAssignment of Interest;

(b)         the accuracy in all material respects of the representations and warranties made by Seller, after giving effect to any Schedule Supplements, (or if such representation or warranty is expressly qualified by “materiality” or “Material Adverse Effect,” or words of similar import, then in all respects) as of the date of this Agreement and as of the Closing, except as if expressly made as of a specific date, then, only as of such date;

(c)          Seller’s execution and delivery of the Sublease Agreement to Purchaser;

(d)         SMH’s   execution   and   delivery   of   the   Office   and Administrative Services Agreement in the form provided on Exhibit E; in which case SMH shall also execute and deliver the Associated Person Agreement in the form provided on Exhibit F;

(e)          Seller’s execution and delivery of the Transitional Services Agreement;

(f)           Seller’s completion of the personnel changes and other changes as provided on Schedule 6.3 in accordance with Section 6.3;

(g)          the Financial Industry Regulatory Authority (“FINRA”) has not imposed any condition on the operation of SMH pursuant to NASD Conduct Rule 1017(c)(1) or 1017(g) and based on the standards in NASD Rule 1014 that is not acceptable to Purchaser;

(h)          receipt by Purchaser of the Seller Required Approvals;

(i)          there shall not be any claim or threatened claim by any third party asserting that such third party (a) is the holder or the beneficial owner of any equity interest of any of the Subject Companies or (b) is entitled to any portion of the Purchase Price;

(j)           neither  the  consummation  nor  the  performance  of  the transactions contemplated by this Agreement will directly or indirectly conflict with, violate or cause  Purchaser  to  suffer  any  adverse  consequences  under  (a)  any  applicable  Law  or Governmental Order or (b) any Law or Governmental Order that has been published, introduced, or otherwise proposed by or before any Governmental Entity.

Amendment No. 5 To Purchase And Sale Agreement

(k)          Since   the   Latest   Balance   Sheet   Date,   the   Subject Companies, considered in the aggregate, have not suffered any change or event and no circumstance exists that would have a Material Adverse Effect on the Subject Companies, considered in the aggregate, other than such changes, events or circumstances that result from (i) any change or changes in general economic, industry or political conditions, (ii) acts of war or terrorism that do not disproportionately affect the Subject Companies in any material respect, (iii) the entry into, or the announcement or notification of, the transactions contemplated in this Agreement, including without limitation, loss of Clients (defined below), (iv) changes in major stock market  indexes, (v) employees  who resign  after  announcement of  the  transactions contemplated in this Agreement and any loss of Clients that occur or result following such resignations, or (vi) changes in Laws or changes in GAAP or in interpretations thereof as applied to the Subject Companies. Any determination as to whether any change, event or circumstance had or would have a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, event or circumstance.the Kissinger Spinout; the Credit Agreement;

(l)           receipt by Purchaser of evidence of the consummation of

(m)          receipt by Purchaser of releases of the Liens arising under

(n)          a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, certifying (i) that the Closing of the transactions contemplated herein have  been  duly  authorized  by  Seller  (ii)  the  accuracy  in  all  material  respects  of  the representations and warranties made by Seller, and (iii) the fulfillment of those undertakings of Seller to be fulfilled prior to or at the Closing; and

(o)          receipt by Purchaser of such other documents, agreements, certificates and instruments as Purchaser reasonably requests and as may be necessary or proper to  transfer  to  Purchaser  the  Interests  and  consummate  the  transactions  set  forth  in  this Agreement.

(d)             Section 3.8(b) in the Agreement shall be amended and replaced in its entirety by the following Section 3.8(b):

(b)               SMH and MG are duly registered with the SEC as investment advisors under the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Advisers Act”). SMH is duly registered with the SEC as a broker dealer under the Securities Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”), and is a member of FINRA. Seller has furnished or made available to Purchaser a true, correct, and complete copy of (i) SMH’s, and Miller Green’s current Form ADV (parts I, as filed with the SEC, and II), and has made available to Purchaser all state registration forms, all prior Form ADV filings, and all reports filed by Purchaser with the SEC under the Advisers Act and under similar state statutes since its formation and (ii) SMH’s currently effective Form BD, as filed with the SEC, and has made available to Purchaser all state registration forms and all reports filed by SMH with the SEC and FINRA since January 1, 2015, (iii) HWG is duly licensed by the Texas Department of Insurance as a property and casualty and life insurance agency, (iv) any and all material correspondence with FINRA, the SEC, the Texas State Securities Board and the Texas Department of Insurance for the past three years and (v) copies of all internal audits on the Subject Companies (whether conducted by a third party or otherwise) for the past three years.

Amendment No. 5 To Purchase And Sale Agreement

(e)                 Section 4.8 in the Agreement shall be amended and replaced in its entirety by the following Section 4.8:

4.8          Financing.  Purchaser has sufficient cash, available lines of credit, cash flow from operations and/or other sources of immediately available funds to enable it to pay the full Purchase Price to Seller, including, for the avoidance of doubt, the Initial Closing Consideration pursuant to Section 1.1(b) and, after the Closing, each Earn-Out Adjustment (as applicable) pursuant to Section 1.1(c).  Purchaser has delivered to Seller copies of its financial statements, as reasonably requested by Seller, and such financial statements have been prepared in accordance with GAAP and with the books of account and records of Purchaser, and fairly present the financial position of Purchaser.  Such financial statements do not omit to state any information necessary in order to make such financial statements not materially misleading.

(f)                 Section 6.3 in the Agreement shall be amended and replaced in its entirety by the following Section 6.3:

6.3          Employee Matters.

(a)          Prior to the Closing, Seller agrees to (i) make the personnel changes and salary adjustments as provided on Schedule 6.3, and (ii) consistent with prior practices of the Subject Companies, elect, in Seller’s sole and absolute discretion, to either (x) pay any severance due to an employee of the Subject Companies as provided on Schedule 6.3, or (y) reserve an amount equal to such payments as provided in the immediately preceding clause (x) on the balance sheets of each of the Subject Companies so impacted, provided that, (1) if such amounts are reserved pursuant to clause (y) above, each one dollar ($1) of such reserves shall be deemed to reduce Purchase Price by one dollar ($1) and (2) the salary adjustments of certain employees noted on Schedule 6.3 shall be reimbursed by Purchaser at the Closing through an increase to the Purchase Price dollar for dollar, or if Closing does not occur, within 10 days following termination of this Agreement dollar for dollar (“Reimbursement”); provided, however, that in the event that, prior to Closing, Purchaser notifies Seller that it no longer desires for such employee to remain employed and such employee was initially to be terminated, Seller shall terminate such employee and be responsible for severance as set forth in clause x above, although Purchaser shall remain responsible for Reimbursement relating to such employee. Seller and its Affiliates will terminate all employees listed on Schedule 6.3 at Closing and use reasonable efforts to transfer employment to the  applicable  Subject Companies of  those employees necessary for the Subject Companies’ Business.

Amendment No. 5 To Purchase And Sale Agreement

(b)         Prior to the Closing, Seller agrees to use commercially reasonable efforts to cause SMH to hire the new employees listed on Schedule 6.3 (all such employees, the “New Employees”), with such terms of employment and salaries as reasonably determined by mutual agreement between Seller and Purchaser; provided that, (i) each New Employee shall undergo standard background and customary due diligence on the part of SMH to ensure that each such New Employee meets the historical employment standards of SMH, (ii) each New Employee shall execute a Non-competition and Non-solicitation Agreement with SMH and Seller that provides without limitation that until Closing shall occur, such New Employee shall have no interaction with any client of any of the Companies existing as a client of any of the Subject Companies on the date of hire of the first New Employee hired, and (iii) the full cost of employment, including without limitation any and all salary, compensation, benefits, taxes, overhead and office expenses of such employees (all such costs for all New Employees on a combined basis, the “Employees Costs”), shall be reimbursed by Purchaser at the Closing through an increase to the Purchase Price dollar for dollar, or if Closing does not occur, within 10 days following termination of this Agreement dollar for dollar; provided further that, the Purchase Price shall be adjusted downward by an amount equal to 50% of the Employees Profits (such dollar amount of the remaining 50% of Employees Profits, the “Applicable Employees Profits”); and provided further that, Purchaser shall forever indemnify, defend and hold harmless Seller and its Affiliates, Representatives, successors and assigns from and against any and all liabilities and Damages caused by, arising out of or in connection with any such employment, whether or not the Closing shall occur, except to the extent offset by any Applicable  Employees  Profits. In  the  event  that  this  Agreement  is  terminated,  the indemnification under this Section 6.3(b) shall continue to apply to any acts, omissions and other activities of the New Employees that occur within 30 days after the date that this Agreement is terminated but not after such 30 day period.  The indemnification under this Section 6.3(b) shall not be limited in any respect by any of the provisions of Article VII.

(g)          Section 6.15 in the Agreement shall be amended and replaced in its entirety by the following Section 6.15:

6.15          Disclosure Schedules.   Within 30 days of the Effective Date, Seller shall deliver to Purchaser  as contemplated by this Agreement (i) the Disclosure Schedules and (ii) any Schedule Supplements (as defined below) relating to the amendment or supplement of matters in a previously delivered Disclosure Schedule which (A) mistakenly failed to include, (B) Seller had no Knowledge of at the time such Disclosure Schedule was initially delivered or (C) have arisen since the time such Disclosure Schedule was initially delivered.  Purchaser shall have a period that ends on October 3, 2016 to review all such Disclosure Schedules and Schedule Supplements (such review period being referred to herein as the “Schedule Review Period”). Any disclosure in a Disclosure Schedule or Schedule Supplement during the Schedule Review Period shall be deemed to have cured any inaccuracy in or breach of any representation or warranty  contained  in  this  Agreement,  including  for  purposes  of  the  indemnification  or termination rights contained in this Agreement and for determining whether or not the conditions set forth in Section 2.3 have been satisfied; provided, however, that Purchaser has the right (but not the obligation), solely as a result of disclosure contained in such Disclosure Schedule or Schedule Supplement, to terminate this Agreement by the end of the Schedule Review Period. From time to time after the end of the Schedule Review Period and prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware of after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 2.3 have been satisfied; provided, however, that if Purchaser has the right to, but does not elect to, terminate this Agreement within ten days of its receipt of such Schedule Supplement, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with  respect  to  such  matter  and,  further,  shall  have  irrevocably  waived  its  right  to indemnification under Section 7.1 with respect to such matter.  Notwithstanding any of the foregoing in this Section 6.15, Seller shall deliver to Purchaser on the Amendment Date the Amendment Disclosure Schedules.  Any disclosure in an Amendment Disclosure Schedules shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement and for determining whether or not the conditions set forth in Section 2.3 have been satisfied.

Amendment No. 5 To Purchase And Sale Agreement

(h)          The following is hereby added as a new Section 6.17 in the Agreement.

6.17         SMHCA.      Seller  and  Purchaser  agree  that,  notwithstanding anything else in this Agreement to the contrary, SMHCA shall not be included in the transfer and assignment of the Interests to Purchaser.  Seller, in its sole and absolute discretion, may engage in a SMHCA Wind Down or any other transaction with respect to SMHCA at any time.  If Seller initiates an SMHCA Wind Down during the period beginning on the Amendment Date and ending on six months following the Closing Date, then Purchaser shall reimburse Seller for 50% of any and all costs and expenses associated with such SMHCA Wind Down dollar for dollar within 30 days of the incurrence thereof, excluding any legal fees relating thereto.

(i)           The following is hereby added as a new Section 6.18 in the Agreement.

6.18          Purchaser Private Placement.  From the Amendment Date until the Closing, subject to SMH’s satisfactory completion of a customary due diligence review, SMH shall use its commercially reasonable efforts to act as placement agent for, and do all reasonable  things  necessary  to  consummate,  the  Purchaser  Private  Placement; provided, however, that neither Purchaser, nor SMH, shall accept or confirm any orders for purchases under, or close on, the Purchaser Private Placement prior to or at the Closing; and provided further that, Purchaser shall forever indemnify, defend and hold harmless Seller and its Affiliates, Representatives, successors and assigns from and against any and all liabilities and Damages caused by, arising out of or in connection with the Purchaser Private Placement, whether or not the Purchaser Private Placement closes.  The indemnification under this Section 6.9 shall not be limited in any respect by any of the provisions of Article VII.

(j)           The following is hereby added as a new Section 7.1(c) in the Agreement.

(c)             Any Claim, initiated or which has been initiated by any individual or entity which is not a party to this Agreement (each, a “Third Party Claim”), (1) based upon, resulting from or arising out of the business, operations, properties, or obligations of Seller, any Subject Company or any current or former Affiliates of any Subject Company, conducted, existing or arising prior to the Closing Date, including, without limitation, any Third Party Claim naming Seller or any Subject Company, including, without limitation, the Third Party Claims set forth on Schedule 3.7 and Schedule 3.13 (each of which the Indemnifying Party hereby agrees to assume the defense pursuant to Section 7.3(b)) or (2) for  a commission, finder’s fee, or other payment for services rendered as a broker or finder on behalf of Seller, in connection with the proposed transactions in this Agreement; provided that, this Section 7.1(c) shall not affect or limit in any respect the indemnification provisions of Sections 6.3(b) and 6.18.

Amendment No. 5 To Purchase And Sale Agreement

(k)          The following is hereby added as a new Section 7.7 in the Agreement.

7.7          Appeal Bond. Notwithstanding anything to the contrary herein, in the event any court, administrative body, arbitration panel or any other arbiter overseeing any Third Party Claim issues a judgment, Governmental Order or  any order to pay money or other adverse opinion against the Indemnified Party with respect to such Third Party Claim (each, an “Order”), then, no later than the earlier of (a) 10 days after the issuance of such Order or (b) the cut-off date for any financial report that Purchaser is required to file with any regulatory authority (including, without limitation, a Focus Report), Seller shall, to the extent caused by such Order and required to comply with the regulations of FINRA or other regulatory authorities relating to the maintenance of capital requirements, (i) post or secure a bond, letter of credit or other collateral to secure payment of such Order (whether or not Seller intends to so appeal) in a manner sufficient to ensure that such Order does not impact, reduce or otherwise compromise the Indemnified Party’s capital in any respect (as such capital is reported to the SEC pursuant to a Focus Report or pursuant to GAAP) or (ii) satisfy the financial obligations of such Order.

(l)          Exhibit A in the Agreement is hereby amended to add the following terms and definitions in appropriate alphabetical order (and, to the extent any of the following terms and definitions were previously defined in the Agreement, then such previously defined terms and definitions are hereby deleted and replaced with the following):

“Actual Revenues” means, Revenue of SMH and HWG, which shall specifically  include  (without  limitation)  all  Revenue  generated  from  a  Purchaser  Private Placement and any client of any of SMH and HWG, who was a client of any of SMH or HWG before, or after the Closing Date (including, but not limited to, the DAS Client Base). Actual Revenues shall not include (a) the Reversionary Interest, or (b) Revenues generated by any Person who is not an employee of any of the Companies as of the date hereof, solely with respect to any client of any of the Companies which becomes a client of any of the Subject Companies after the date hereof, (c) Revenues generated by the New Employees, solely with respect to any client of any of the Companies which becomes a client of any of the Subject Companies after the date of hire of the first New Employee hired, or (d) MG Revenues. Notwithstanding anything to the contrary in this Agreement, (i) no Revenue shall be counted more than once for purposes of the definition of Actual Revenues and (ii) Revenue received by the Purchaser or its Affiliates from a client that was a client of SMH or HWG before or on the Closing Date shall be included in the Revenue of SMH or HWG if it is received during any applicable Earn-Out Period.

“Amendment No. 5” means the Fifth Amendment to Purchase and Sale Agreement, dated as of the Amendment Date, among Seller and Purchaser.

Amendment No. 5 To Purchase And Sale Agreement

“Amendment Date” means October 3, 2016.

“Amendment Disclosure Schedules” means the Disclosure Schedules delivered by Seller to Purchaser pursuant to Section 1.2(f) of this Amendment.

“Base-Line Revenues” means $ 2,568,000.

“Employees  Profits”  means  the  amount  by  which  the  Employees Revenues for the period ending on the day immediately preceding the Closing Date exceeds the Employees Costs for the period ending on the day immediately preceding the Closing Date, which in no event shall be less than zero.

“Employees Revenues” means all Revenues of all New Employees on a combined basis.

“Minimum Net Capital” means the minimum amount of Capital required by (a) FINRA and (b) any of SMH’s or HWG’s clearing firms or regulatory authorities, to operate such company individually as contemplated post-Closing. To the extent that the Capital required by clause (b) is inclusive of Capital required by clause (a), such Capital shall not be double counted.  For the avoidance of doubt, in the event that FINRA requires $250,000 of Capital and the clearing firms of SMH require $500,000 of Capital (including the Capital required by FINRA), Minimum Net Capital shall only include $500,000 of Capital.

“Purchaser  Private  Placement”  means  the  issuance  of  equity  in Purchaser to qualified purchasers in a transaction exempt from the registration requirements of the Securities Act and under state securities laws.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SMHCA   Wind   Down”   shall   mean   the   winding   down,   closure, dissolution or liquidation of SMHCA.

(m)          Exhibit C in the Agreement is hereby amended in its entirety by replacing said Exhibit with Exhibit C attached hereto.

(n)          Exhibit E attached hereto is hereby added as Exhibit E in the Agreement.

(o)          Exhibit F attached hereto is hereby added as Exhibit F in the Agreement.

(p)          Seller’s Disclosure Schedules are hereby amended in their entirety by replacing said Schedules with Seller’s Disclosure Schedules attached hereto.

ARTICLE II

2.1            Representations  and  Warranties.    In  addition  to  the  representations  and warranties made by the Seller and Purchaser in Articles III and IV in the Agreement (which shall apply to this Amendment by virtue of this Amendment being made a part of the Agreement), each of Seller and Purchaser represents and warrants to the other as follows:

Amendment No. 5 To Purchase And Sale Agreement

(a)          Such Person has full limited liability company power and authority to enter into this Amendment and perform the transactions contemplated in this Amendment. This Amendment has been duly authorized by all action of such Person, and at the Closing will have been duly executed and delivered by such Person.

(b)         Upon such Person’s execution and delivery, and assuming the valid execution hereof by the other Person, this Amendment will constitute a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as  enforceability  may  be  limited  by  applicable  bankruptcy,  insolvency,  reorganization, moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(c)          Such Person has the requisite power and authority to enter into and perform this Amendment and the transactions contemplated hereby.

ARTICLE III

3.1             Effect of Amendment.  Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

3.2           Counterparts.  This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts when taken together shall constitute but one and the same instrument.

3.3            Entire Agreement.  This Amendment contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes and is in full substitution for any and all prior oral or written agreements and understandings between them related to such subject matter, and neither Party hereto shall be liable or bound to the other Party hereto in any manner with respect to such subject matter by any representations, indemnities, covenants or agreements except as specifically set forth herein

[Remainder of Page Intentionally Left Blank]

Amendment No. 5 To Purchase And Sale Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Assigement or hage caused this Assigment to be executed by their duly authorized representatives shown below

SELLER:

SUMMER WEALTH MANAGEMENT, LLC

By:	/s/ Holly D. Deen
Name:	Holly D. Deen
Title:	CEO

PURCHASER:

TECTONIC HOLDINGS, LLC

By:	/s/ A. Haag Sherman
Name:	A. Haag Sherman
Title:	CEO

Amendment No. 5 To Purchase And Sale Agreement

Exhibit C

Transitional Services Agreement - Terms

The below sets forth the material terms and provisions to be included in the Transitional Services Agreement.

A.	Provider - Sanders Morris Harris LLC

B.	Recipients - Summer Wealth Management, LLC and Affiliates of Summer Wealth Management, LLC, including without limitation Kissinger Financial Services, LLC

C.	Scope - All clearing house services as may be reasonably requested by Recipients for the conduct of their respective businesses

D.	Term - From the Closing Date until January 31, 2018, or such earlier termination date as then determined in its sole discretion by Summer Wealth Management, LLC

E.
Chief Compliance Officer - David Hunt shall serve as the Chief Compliance Officer under and pursuant to an Office and Administrative Services Agreement in the form provided on Exhibit E to the Agreement and an Associated Person Agreement in the form provided on Exhibit F to the Agreement

EXHIBIT C TO
PURCHASE AND SALE AGREEMENT

Execution Version

AMENDMENT NO. 6 TO PURCHASE AND SALE AGREEMENT

THIS AMENDMENT NO. 6 TO PURCHASE AND SALE AGREEMENT (“Amendment”) is entered into as of February 10, 2017 by and between Summer Wealth Management, LLC, a Delaware limited liability company (“Seller”), and Tectonic Holdings LLC, a Texas limited liability company (“Purchaser” and together with Seller, the “Parties”).

RECITALS:

A.           Seller and Purchaser entered into that certain Purchase and Sale Agreement dated August 3, 2016, as amended by that certain Amendment No. 1 thereto dated September 2, 2016, Amendment No. 2 thereto dated September 15, 2016, Amendment No. 3 thereto dated September 21, 2016, Amendment No. 4 thereto dated September 26, 2016 and Amendment No. 5 thereto dated October 3, 2016 (as so amended, the “Agreement”);

B.           Seller and Purchaser desire to amend the Agreement on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

1.1          Definitions; Sections. Capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Agreement.

(b)          Section references herein shall refer to the applicable Section in the Agreement.

1.2           Amendment.

(a)          Section 1.1 in the Agreement shall be amended to replace each use of “Closing Date” with “Effective Time”.

(b)          Section 2.1 in the Agreement shall be amended and replaced in its entirety by the following:

2.1          Closing. The closing of the purchase and sale of the Interests (the “Closing”) shall occur on February 10, 2017 (the “Closing Date”), to be effective on January 31, 2017, at 5:00 p.m. (Houston time) (the “Effective Time”). At the Closing, (a) Seller will deliver to Purchaser an assignment of the Interests in the form attached hereto as Exhibit B (an “Assignment of Interest”), and (b) Purchaser shall deliver to Seller the Initial Closing Consideration, which is set forth behind Schedule 2.2(a).

(c)          Section 2.2(j) shall be added to the Agreement as follows:

(j)             Purchaser’s execution and delivery of the Office and Administrative Services Agreement in the form provided on Exhibit E; the Associated Person Agreement in the form provided on Exhibit F; the Financial Services Agreement in the form provided on Exhibit G; and the Associated Person Agreement in the form provided on Exhibit H.

(d)          Section 2.3(d) in the Agreement shall be amended and replaced in its entirety with the following:

(d)          SMH’s execution and delivery of the Office and Administrative Services Agreement in the form provided on Exhibit E; the Associated Person Agreement in the form provided on Exhibit F; the Financial Services Agreement in the form provided on Exhibit G; and the Associated Person Agreement in the form provided on Exhibit H.

(e)           Section 6.15 in the Agreement shall be amended and replaced in its entirety by the following Section 6.15:

6.15                Disclosure Schedules. Within 30 days of the Effective Date, Seller shall deliver to Purchaser as contemplated by this Agreement (i) the Disclosure Schedules and (ii) any Schedule Supplements (as defined below) relating to the amendment or supplement of matters in a previously delivered Disclosure Schedule which (A) mistakenly failed to include, (B) Seller had no Knowledge of at the time such Disclosure Schedule was initially delivered or (C) have arisen since the time such Disclosure Schedule was initially delivered. Purchaser shall have a period that ends on October 3, 2016 to review all such Disclosure Schedules and Schedule Supplements (such review period being referred to herein as the “Schedule Review Period”). Any disclosure in a Disclosure Schedule or Schedule Supplement during the Schedule Review Period shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement and for determining whether or not the conditions set forth in Section 2.3 have been satisfied; provided, however, that Purchaser has the right (but not the obligation), solely as a result of disclosure contained in such Disclosure Schedule or Schedule Supplement, to terminate this Agreement by the end of the Schedule Review Period. From time to time after the end of the Schedule Review Period and prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware of after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 2.3 have been satisfied; provided, however, that if Purchaser has the right to, but does not elect to, terminate this Agreement within ten days of its receipt of such Schedule Supplement, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 7.1 with respect to such matter. Notwithstanding any of the foregoing in this Section 6.15, Seller shall deliver to Purchaser on the 6th Amendment Date the 6th Amendment Disclosure Schedules. Any disclosure in the 6th Amendment Disclosure Schedules shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement and for determining whether or not the conditions set forth in Section 2.3 have been satisfied.

AMENDMENT NO. 6 TO PURCHASE AND SALE AGREEMENT

(f)            Section 6.17 shall be amended to add the following to the end of that section:

The Parties acknowledge that Seller and its Affiliates have entered a purchase and sale agreement and related agreements (collectively, the “SMHCA Sale Agreement”) for the sale of SMHCA to a third party (the “SMHCA Purchaser”).

(g)           Section 7.1(e) in the Agreement shall amended and restated in its entirety as follows:

(e)            Any liability for Tax relating to period prior to, or ending on, the Effective Time;

(h)            Section 7.1(f) is amended to delete the period at the end thereof and to add “; and” in its place.

(i)            Section 7.1(g) shall be added to the Agreement as follows:

(g)          Any Claim relating to the SMHCA Sale Agreement (other than in connection with customary broker/dealer services by SMH to SMHCA in accordance with the Transition Services Agreement) or the activities of Dwayne Moyers or any of his Affiliates in connection therewith, including by investors or otherwise relating to any capital raising activities in connection therewith.

(j)            Section 7.8 shall be added to the Agreement as follows:

7.7          Seller Financial Support for Indemnification. To further support its indemnification obligations under Section 7.1, Seller and its subsidiaries shall maintain either (i) an EBITDA (earnings before interest, taxes, depreciation and amortization of the Seller and its subsidiaries) of at least $1.25 million, determined on a rolling 12 month basis from the financial statements of the Seller maintained in the ordinary course of business consistent with prior periods, or (ii) at least $3.0 million in cash, immediately available funds and investment securities, until the earlier of (x) three years after the Closing Date, or (y) 18 months after the Closing Date in the event that SMHCA is not sold by Seller to the SMHCA Purchaser pursuant to the SMHCA Sale Agreement and that agreement is terminated. This Section 7.7 shall be in support of, and shall not in any way diminish, the Seller’s indemnification obligations set forth in Section 7.1.

(k)           Exhibit A  in the Agreement is hereby amended, as noted below and in appropriate alphabetical order, as follows to (i) modify a respective term and definition, (ii) add a term and definition to the extent that it is not previously defined, or (iii) delete and replace a term and definition, to the extent that it was previously defined in the Agreement:

AMENDMENT NO. 6 TO PURCHASE AND SALE AGREEMENT

“6th Amendment Date” means February 10, 2017.

“6th Amendment Disclosure Schedules” means the Disclosure Schedules, as amended, delivered by Seller to Purchaser on the 6th Amendment Date.

“Actual Revenues” means, Revenue of SMH and HWG, which shall specifically include (without limitation) all Revenue generated from a Purchaser Private Placement and any client of any of SMH and HWG, who was a client of any of SMH or HWG before, or after the Effective Time (including, but not limited to, the DAS Client Base). Actual Revenues shall not include (a) the Reversionary Interest, or (b) Revenues generated by any Person who is not an employee of any of the Companies as of the Effective Time, solely with respect to any client of any of the Companies which becomes a client of any of the Subject Companies after the Effective Time or (c) (c) Revenues generated by the New Employees, solely with respect to any client of any of the Companies which becomes a client of any of the Subject Companies after the date of hire of the first New Employee hired, or (d) MG Revenues. Notwithstanding anything to the contrary in this Agreement, (i) no Revenue shall be counted more than once for purposes of the definition of Actual Revenues and (ii) Revenue received by the Purchaser or its Affiliates from a client that was a client of SMH or HWG before or on the Effective Time shall be included in the Revenue of SMH or HWG if it is received during any applicable Earn-Out Period.

“Amendment No. 6” means the Sixth Amendment to Purchase and Sale Agreement, dated as of February 10, 2017, among Seller and Purchaser.

“Earn-Out Period” means each of the following separate periods, as applicable (a) the first period beginning on the Effective Time and ending on the first anniversary of the Effective Time, (b) the second period beginning on the first anniversary of the Effective Time and ending on the second anniversary of the Effective Time, and (c) the third period beginning on the second anniversary of the Effective Time and ending on the third anniversary of the Effective Time.

“Interim Period” means the period beginning on the date of this Agreement and ending on the earlier to occur of (i) the Effective Time or (ii) termination of this Agreement pursuant to Article VIII.

“MG Revenues” means Revenues of Miller Green, which shall specifically include (without limitation) all Revenue generated from any account owner of Miller Green before or on the Effective Time (including, but not limited to, the MG Client Base), any account owner’s immediate family members and any account owner’s or immediate family member’s respective Affiliates (collectively, the “Miller Green Client Parties”). Notwithstanding anything to the contrary in this Agreement, Revenue received by the Purchaser or its Affiliates from any Miller Green Client Party before or on the Effective Time shall be included in the Revenue of Miller Green if it is received during any applicable Earn-Out Period.

AMENDMENT NO. 6 TO PURCHASE AND SALE AGREEMENT

(l)           Exhibit G attached hereto is hereby added as Exhibit G in the Agreement.

(m)         Exhibit H attached hereto is hereby added as Exhibit H in the Agreement.

(n)          Seller’s Disclosure Schedules are hereby amended in their entirety by replacing said Schedules with Seller’s Disclosure Schedules attached hereto (as so amended, the “6th Amendment Disclosure Schedules”).

ARTICLE II

2.1           Representations and Warranties. In addition to the representations and warranties made by the Seller and Purchaser in Articles III and IV in the Agreement (which shall apply to this Amendment by virtue of this Amendment being made a part of the Agreement), each of Seller and Purchaser represents and warrants to the other as follows:

(a)          Such Person has full limited liability company power and authority to enter into this Amendment and perform the transactions contemplated in this Amendment. This Amendment has been duly authorized by all action of such Person, and at the Closing will have been duly executed and delivered by such Person.

(b)          Upon such Person’s execution and delivery, and assuming the valid execution hereof by the other Person, this Amendment will constitute a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(c)          Such Person has the requisite power and authority to enter into and perform this Amendment and the transactions contemplated hereby.

ARTICLE III

3.1           Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

3.2           Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts when taken together shall constitute but one and the same instrument.

AMENDMENT NO. 6 TO PURCHASE AND SALE AGREEMENT

3.3         Entire Agreement. This Amendment contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes and is in full substitution for any and all prior oral or written agreements and understandings between them related to such subject matter, and neither Party hereto shall be liable or bound to the other Party hereto in any manner with respect to such subject matter by any representations, indemnities, covenants or agreements except as specifically set forth herein

[Remainder of Page Intentionally Left Blank]

AMENDMENT NO. 6 TO PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or have caused this Agreement to be executed by their duly authorized representatives shown below:

SELLER:

SUMMER WEALTH MANAGEMENT, LLC

By:	/s/ Robert J. Corne
Name:	Robert J. Corne
Title:	VP & CFO

PURCHASER:

TECTONIC HOLDINGS, LLC

BY: TECTONIC SERVICES, LLC, ITS MANAGER

By:	/s/ A. Haag Sherman
Name:	A. Haag Sherman
Title:	Chief Executive Officer

AMENDMENT NO. 6 TO PURCHASE AND SALE AGREEMENT

Exhibit G

Financial Services Agreement – Robert Corne

[See attached.]

FINANCIAL

SERVICES AGREEMENT

THIS FINANCIAL SERVICES AGREEMENT is dated effective as of January 31, 2017, (the “Effective Date”) by and between Sanders Morris Harris, LLC (“Sanders Morris”) and Affiliated Wealth Partners Holdings LLC (“AWP”). Sanders Morris and AWP are sometimes hereinafter referred to collectively as the “Parties” and or singularly as a “Party”.

WITNESSETH

WHEREAS, Sanders Morris is a broker-dealer registered with the United States Securities Exchange Commission(“SEC”) and the Financial Industry Regulatory Authority (“FINRA”) and as such is required to maintain a Registered Financial and Operations Principal (“FinOp ”at all times; and

WHEREAS, Mr. Robert Corne, an employee of AWP, currently serves as FinOp of Sanders Morris under the terms of an agreement between Sanders Morris and AWP; and

WHEREAS, Sanders Morris desires to continue to retain the services of Mr. Corne, for the purpose of preparing and filing the FOCUS report for SMH for the period ending January 31st, 2017, from AWP, after the acquisition of Sanders Morris by Tectonic Holdings LLC (“Tectonic”) from AWP pursuant to a purchase and sale agreement between AWP and Tectonic, dated August 1, 2016. (the”Acquisition”) pursuant to the terms of this Agreement, ; and

WHEREAS, AWP agrees to the provision of such services, by Mr. Corne, on the terms and conditions set forth herein; and

WHEREAS, both Sanders Morris and AWP desire to have their rights, obligations and duties specified herein.

NOW THEREFORE, in consideration of the mutual and independent covenants contained herein, the parties hereto agree as follows:

Article 1
Services and Facilities To Be Provided
By AWP to Sanders Morris

Subject to the terms of this Agreement, AWP agrees to provide Sanders Morris with the services of Mr. Corne, to serve as FINOP of Sanders Morris, for the limited purposes and in accordance with the terms and conditions set forth herein. It is contemplated that Mr. Corne’s limited role will be to prepare and file the FOCUS Report for the period ending January 31st, 2017 for Sanders Morris (the “January 31 FOCUS Report”).

Article 2
Term of Agreement

This Agreement shall be effective from the closing of the Acquisition until the January 31 FOCUS Report is filed subject to Article 9.B. below.
1

Article 3
Independent Contractor

AWP shall be an independent contractor, and nothing in this Agreement shall be construed to constitute AWP an agent, partner, or joint venture of Sanders Morris. Neither the services provided by Mr. Corne as FINOP, nor the execution of this Agreement by AWP will require AWP to take such action which would have the effect of having AWP, including, but not limited to its affiliates, stockholders, directors, officers, employees and controlling persons, deemed to be a “person associated with” or an “associated person of” a broker-dealer, as such terms are defined in Section 3(a)(18), (21) or (32) of the Securities Exchange Act of 1934, as amended and or a Service Bureau.

Article 4
Expenses

In consideration of Mr. Corne’s services as FINOP of Sanders Morris, Mr. Corne shall be compensated by his current employer (AWP), given that his current employer owned Sanders Morris for the period ending January 31,
2017 (for which this FOCUS Report is being filed).
Article 5
Representation and Warranties of
Sanders Morris

Sanders Morris hereby represents and warrants that it i) is an SEC registered, FINRA member, SIPC insured firm in good standing and licensed to conduct securities business ii.) will continue to comply with item (i) at all times during the Term of this Agreement; and iii) will during the term of this Agreement maintain a registered FINOP other than Mr. Corne, who will be responsible for all duties of the FINOP of SMH, other than the preparation and the filing of the January 31 FOCUS Report, from and after the Close of the Acquisition.

2 | P a g e

Article 6
Confidentiality

All records and documents concerning the business and affairs of Sanders Morris (“Company Records”), and the right to use Company Records are, and will always be the confidential and exclusive property of Sanders Morris. Company Records include, but are not limited to, its books and records; confidential and or consumer information related to its customers, computer software or hardware for use in computer or word processing equipment, all videotapes and recordings; and documents, management information and other systems or computer programs prepared or generated by the parties hereto. Company Records include the originals and all copies thereof. AWP shall provide for adequate safekeeping of such records and the employee’s use of Sanders Morris’s Company Records will stop immediately upon termination of this Agreement. Non-public information concerning Sanders Morris will not be shared with AWP. The sharing of information with Mr. Corne will not be deemed as shared with AWP. Company Records shared with Mr. Corne will be used solely in the course of his performance of his services hereunder.

Article 8

Indemnification and Liability

a.)          In the event that AWP becomes involved in any capacity in any claim, suit, action proceeding, investigation or inquiry (including without limitation, any shareholder or derivative action or arbitration proceeding)(collectively, a “Proceeding”) in connection with any matters contemplated by this Agreement, Sanders Morris agrees to indemnify and hold harmless AWP to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses in connection with any such Proceeding.

b.)         AWP its affiliates, stockholders, directors, officers, employees and controlling persons will have no liability to Sanders Morris, for any actions taken by Mr. Corne under this Agreement.

Article 9
General

A.          Accounting Books and Records

AWP shall provide Sanders Morris with a copy of expenses paid by AWP that pertain to the services provided to Sanders Morris pursuant to this Agreement on a regular basis, but in no event less than monthly.

Upon the written request of Sanders Morris, FINRA or the SEC, AWP shall provide Sanders Morris, FINRA or the SEC, respectively, with AWP’s books and records which relate to the expenses covered by this Agreement.

B.           Termination
Notwithstanding anything to the contrary herein, this Agreement may be terminated by Sanders Morris prior to the end of the Term upon 30 days’ prior written notice, or upon expiration of the Term.

C.           Financial Obligations
Sanders Morris agrees to pay any costs attributable to its activities, which are paid by AWP, with the prior written consent of Sanders Morris.

D.           Assignment
This Agreement is not assignable, in whole or in part, by Sanders Morris or AWP, without the prior written consent of the other party hereto.

E.          Entire Agreement
This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the subject matter hereof, and no other agreement, statement, or promise relating to the subject matter of this Agreement that is not contained herein shall be valid or binding.

3 | P a g e

F.           Attorney’s Fees
If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees in addition to any other relief to which he may be entitled.

G.          Governing Law
This Agreement shall be construed under and in accordance with the laws of the state of Texas without regard to any conflict of laws provisions.

H.          Amendment
This Agreement may be amended by the mutual agreement of the parties hereto in writing, provided however, that Sanders Morris will notify the local FINRA District Office of any material change to this Agreement. Material changes shall not include changes made to the compensation payable to AWP by Sanders Morris pursuant to Article 4 of this Agreement.

I.            Legal Construction
In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

J.           Recordkeeping
Sanders Morris acknowledges and represents to AWP that it is aware that all records which are required to be prepared and maintained by Sanders Morris pursuant to the provisions of SEC Rule 17(a)(3) shall be the responsibility of the Sanders Morris, and not AWP.  To this end, AWP shall not knowingly take any action or assume responsibility for the preparation, maintenance or retention of any of AWP’s records which would result in AWP being deemed a service bureau pursuant to SEC Rule 17(a)(4)(i).

K.           Notices
All notices, requests and other communications to any party hereunder shall be in writing (including telex, telecopier or similar transmittal) and shall be given to Sanders Morris or AWP at their principal place of business, which is currently located, for each, at 600 Travis Street, Suite 5900, Houston, Texas 77002, or such other address as any party hereto may hereafter specify for such purpose by notice to the other Party. Each notice, request or other communication shall be effective (i) if given by email when such email is transmitted to the email address specified by the receiving Party (ii) if given by telecopier facsimile, when such telecopier facsimile is transmitted to the telecopier number specified by the other party, (iii) if given by mail, three days after such communication is deposited in the United States mail with first class postage prepaid, addressed as previously mentioned or (iv) if given by any other means, when delivered at the address specified pursuant to paragraph.

L.           Successors
This Agreement shall be binding upon the parties hereto and their respective, administrators, successors, legal representatives, and assigns where permitted by under this Agreement.

WITH THE SOLE EXCEPTION OF THE REMEDY DESCRIBED ABOVE, Sanders Morris EXPRESSLY AND SPECIFICALLY AGREES TO WAIVE, AND AGREES NOT TO MAKE, ANY CLAIM FOR DAMAGES, DIRECT OR CONSEQUENTIAL, INCLUDING WITH RESPECT TO LOST BUSINESS OR PROFITS, ARISING OUT OF ANY FAILURE TO FURNISH ANY SERVICE, ANY ERROR OR OMISSION WITH RESPECT THERETO, OR ANY DELAY OR INTERRUPTION OF SERVICES.

4 | P a g e

 (Signature page follows)

IN WITNESS WHEREOF, each of the undersigned has executed or caused to be executed this Agreement, effective as of the day and year first above written.

Sanders Morris Harris, LLC

BY:
[Name, Title]

Affiliated Wealth Partners Holdings, LLC

BY:
[Name, Title]

5 | P a g e

Exhibit H

Associated Person Agreement – Robert Corne

[See attached.]

ASSOCIATED PERSON AGREEMENT

This ASSOCIATED PERSON AGREEMENT (“Agreement”) dated as of January 31, 2017, by and between Sanders Morris Harris Inc., a Texas corporation (“SMH”), and Robert Corne (the “Financial and Operations Principal” or “FinOp”).

WHEREAS, SMH is a broker-dealer registered with the United States Securities Exchange Commission(“SEC”) and the Financial Industry Regulatory Authority (“FINRA”) and as such is required to maintain a registered FinOp at all times; and

WHEREAS, Mr. Robert Corne, an employee of Affiliated Wealth Partners LLC (“AWP”), currently serves as FinOp of SMH under the terms of an agreement between SMH and AWP; and

WHEREAS, SMH desires to continue to retain the services of Mr. Corne from AWP, after the acquisition of SMH by Tectonic Services from AWP pursuant to a purchase and sale agreement between AWP and Tectonic, dated August 1, 2016. (the “Acquisition”), pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           TERMS OF APPOINTMENT.

a.          Appointment. SMH does hereby designate Robert Corne, as Financial and Operations Principal, effective as of the date of this agreement, for the sole purpose of preparing and filing the FOCUS Report for SMH for the period ending January 31, 2017.

b.        Termination of Eligibility. If FinOp becomes subject to any event or condition that would make FinOp ineligible to perform his duties as Financial and Operational Principal of SMH, this Agreement will terminate pursuant to the provisions in Section 4.

c.          Independent Contractors; Freedom to Engage in Other Business; In performing his functions as Financial and Operations Principal, the FinOp shall be regarded as an independent contractor. FinOp will devote at least fifteen percent ( 15% ) of his time to the responsibilities outlined in Section 2. The FinOp will continue to be an employee of AWP. The FinOp will immediately notify SMH if FinOp shall become engaged in any activity that would cause a conflict of interest on the part of FinOp with respect to SMH.  The work of the FinOp shall conform to such “supervision” and policies as may be established by SMH in order to comply with all applicable statutes, rules and regulations governing the business of SMH.

2.           DUTIES AND RESPONSIBILITIES OF THE FINANCIAL AND OPERATIONS PRINCIPAL

a.            The FinOp, with respect to the FOCUS Report for the period ending January 31, 2017 will have the follow duties and responsibilities:

●	Final approval and responsibility for the accuracy of financial reports submitted to any duly established securities industry regulatory body;
●	Final preparation of such reports.

●	Supervision of individuals who assist in the preparation of such reports

●	Supervision of and responsibility for individuals who are involved in the actual maintenance of the member’s books and records from which such reports are derived.
●	Supervision and/or performance of the member’s responsibilities under all financial responsibility rules promulgated pursuant to the provisions of the Securities Exchange Act of 1934 (Exchange Act).
●
Overall supervision of and responsibility for the individuals who are involved in the administration and maintenance of the member’s back office operations; and any other matter involving the financial and operational management of the member.

3.           COMPENSATION. The FinOp will be compensated pursuant to the Financial Services Sharing Agreement between AWP and SMH dated January 31, 2017.

4.           TERMS AND TERMINATION.

a. This Agreement shall be effective the Effective Date, until the FOCUS Report is filed.

b. Notwithstanding anything to the contrary herein, this Agreement may be terminated by SMH prior to the end of the Term upon 30 days’ prior written notice, or upon expiration of the Term.

c. In the event that the FINOP should become ineligible to perform his duties this
Agreement shall terminate immediately.

5. CONFIDENTIALITY. All records and documents concerning the business and affairs of SMH (“Company Records”), and the right to use Company Records are, and will always be the confidential and exclusive property of SMH. Company Records include, but are not limited to, its books and records; confidential and or consumer information related to its customers, computer software or hardware for use in computer or word processing equipment, all videotapes and recordings; and documents, management information and other systems or computer programs prepared or generated by the parties hereto. Company Records include the originals and all copies thereof. Non-public information concerning SMH will not be shared with AWP. The sharing of information with Mr. Corne will not be deemed as shared with AWP. Company Records shared with Mr. Corne will be used solely in the course of his performance of his services hereunder.

6. INDEMNIFICATION. In the event that FinOp  becomes involved in any capacity in any claim, suit, action proceeding, investigation or inquiry (including without limitation, any shareholder or derivative action or arbitration proceeding)(collectively, a “Proceeding”) in connection with any matters contemplated by this Agreement, SMH agrees to indemnify and hold harmless Fin Op to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses in connection with any such Proceeding.

7. GENERAL

a.          Severability and Enforceability. If any agreement, covenant, warranty, or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, all other agreements, covenants, warranties, and other provision of this Agreement shall, nevertheless, remain in full force and effect.

b.          Waiver. No waiver by any party of any breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

c.            Entire Agreement; Amendment. This Agreement constitutes the entire Agreement of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof, and may not be amended, supplemented, or modified except by written instrument executed by all parties hereto.

d.          Governing Law and Binding Effect. The validity, construction, interpretation, or performance of this Agreement shall be governed by the laws of the State of Texas applicable to contracts made and to be wholly performed within that state. This Agreement shall be binding upon and inure to the benefit of the parties’ representatives, successors, heirs, and assigns, as applicable.

e.            Nonassignability. This Agreement and the benefits hereunder are personal to the parties hereto and not assignable or transferable except upon the written consent of each party hereto.

f.           Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telex, telecopier or similar transmittal) and shall be given to SMH or CCO at their principal place of business, which is currently located, for each, at 600 Travis St. ,Houston , Texas, or such other address as any party hereto may hereafter specify for such purpose by notice to the other Party.  Each notice, request or other communication shall be effective (i) if given by email when such email is transmitted to the email address specified by the receiving Party (ii) if given by telecopier facsimile, when such telecopier facsimile is transmitted to the telecopier number specified by the other party, (iii) if given by mail, three days after such communication is deposited in the United States mail with first class postage prepaid, addressed as previously mentioned or (iv) if given by any other means, when delivered at the address specified pursuant to paragraph.

g.           Counterparts. This Agreement may be executed in one or more counterparts each of which shall constitute an original but all of which shall constitute one and the same document.

h.          Gender. In interpreting this Agreement, the masculine gender shall include the feminine, the neuter gender shall include the masculine or feminine, and the singular shall include the plural unless the context clearly indicates otherwise

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Sanders Morris Harris LLC

By:

Title

Financial Operations Principal

Financial Operations Principal

Robert Corne